UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                   Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[ ] Confidential, for use of the Commission only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Section 240.14a-12

                       EVERTRUST FINANCIAL GROUP, INC.
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            (Name of registrant as specified in its charter)


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  (Name of person(s) filing proxy statement, if other than the registrant)


Payment of filing fee (check the appropriate box):
[ ] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transactions applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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[X] Fee paid previously with preliminary materials:
    $24,707
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[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

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(2) Form, schedule or registration statement no.:

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(3) Filing party:

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(4) Date filed:

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



                               August 20, 2004



Dear Fellow Shareholder:

     You are cordially invited to attend a special meeting of shareholders of EverTrust Financial Group, Inc., to be held at the Monte Cristo Ballroom, located at 1507 Wall Street, Everett, Washington, on Thursday, September 23, 2004 at 9:00 a.m., local time.

     On June 24, 2004, we entered into a merger agreement with KeyCorp. If the merger is completed, you will receive a cash payment of $25.6016, without interest, for each share of EverTrust common stock that you own. This price represents a premium of 28.3% over the closing price of EverTrust common stock on June 24, 2004, the last trading day before the merger was publicly announced, a premium of 30.7% over the average price of EverTrust common stock for the 30 trading days prior to June 25, 2004 and a premium of 20.3% over the highestclosing stock price ever reported for EverTrust common stock. Receipt of the merger consideration will be a taxable transaction for federal income tax purposes. Upon completion of the merger, you will no longer own any stock or have an interest in EverTrust, and you will not receive, as a result of the merger, any stock of KeyCorp.

     At the special meeting, you will be asked to approve the merger agreement. Holders of two-thirds of the shares of our issued and outstanding common stock entitled to vote at the special meeting must vote to approve the merger agreement for the merger to be completed. If the merger agreement is approved by our shareholders and all other conditions described in the merger agreement have been met or waived, the merger is expected to be completed during the fourth quarter of 2004.

     Your Board of Directors has determined that the merger is advisable and in the best interests of EverTrust and its shareholders. Your Board of Directors has received the opinion of Keefe, Bruyette &Woods, Inc. that the consideration to be received by EverTrust's shareholders in the merger is fair. Accordingly, the Board of Directors has unanimously adopted the merger agreement and recommends that you vote FOR the approval of the merger agreement at the special meeting.

     The accompanying proxy statement provides you with detailed information about the proposed merger and includes, as Appendix A, the complete text of the merger agreement. I urge you to read the enclosed materials carefully. Whether or not you plan to attend the special meeting in person, please complete, sign and return the enclosed proxy card as promptly as possible. This will ensure that you are represented at the special meeting, even if you are not there in person.

                                  Sincerely,

                                  /s/ Michael B. Hansen

                                  Michael B. Hansen
                                  President and Chief Executive Officer

                           ADDITIONAL INFORMATION

     This proxy statement incorporates important business and financial information about EverTrust from documents that are not included in or delivered with this proxy statement. You can obtain documents incorporated by reference herein by requesting them in writing, by telephone or by e-mail as follows:

          EverTrust Financial Group, Inc.
          Lorelei Christenson, Corporate Secretary
          2707 Colby Avenue, Suite 600
          Everett, Washington 98201
          Telephone: (425) 258-3645
          E-mail: LChristenson@EverTrustFinancial.com.

     You will not be charged for any of these documents. If you wish to request documents, you should do so by September 9, 2004 in order to receive them before the special meeting. See "Where You Can Find More Information" on page 34.

                       EVERTRUST FINANCIAL GROUP, INC.
                        2707 COLBY AVENUE, SUITE 600
                          EVERETT, WASHINGTON 98201
                              (425) 258-3645

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                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON SEPTEMBER 23, 2004

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To the shareholders of EverTrust Financial Group, Inc.:

     We will hold a special meeting of shareholders of EverTrust Financial Group, Inc. on Thursday, September 23, 2004, 9:00 a.m., local time, at the Monte Cristo Ballroom located at 1507 Wall Street, Everett, Washington, for the following purposes:

     (1) To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated June 24, 2004 among KeyCorp, KC Subsidiary, Inc. and EverTrust Financial Group, Inc., pursuant to which EverTrust Financial Group, Inc. will be acquired by KeyCorp, and each share of EverTrust common stock outstanding prior to the merger (other than shares owned by EverTrust or KeyCorp for their own account and shares for which dissenters' rights have been perfected under Washington law) will be converted into the right to receive $25.6016 in cash; and

    (2) To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

     Only shareholders who held EverTrust common stock of record as of the close of business on August 13, 2004 are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

     As a shareholder of EverTrust, you have the right to dissent from the merger and obtain an appraisal of the fair value of your shares of EverTrust common stock under applicable provisions of Washington law. In order to perfect your dissenters' rights, you must give notice of your intent to demand payment for your shares before a vote is taken on the merger at the special meeting and you must not vote in favor of the merger. You must also comply with the other applicable provisions of Washington law regarding dissenters' rights. A copy of the Washington statutory provisions regarding dissenters' rights is included as Appendix B to the accompanying proxy statement and a summary of these provisions can be found under "The Merger Agreement - Dissenters' Appraisal Rights."

     Please read the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the special meeting.

                               BY ORDER OF THE BOARD OF DIRECTORS

                               /s/ Lorelei Christenson

                               LORELEI CHRISTENSON
                               CORPORATE SECRETARY

Everett, Washington
August 20, 2004

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Important:  the prompt return of proxies will save EverTrust the expense of further requests for proxies to ensure a quorum at the special meeting. Please complete, sign and date the enclosed proxy and promptly mail it in the enclosed envelope. You may revoke your proxy in the manner described in the proxy statement at any time before it is exercised.
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        Please do not send in any stock certificates at this time.

                              TABLE OF CONTENTS

                                                                       Page
                                                                       ----

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING                          1
SUMMARY                                                                  2
THE COMPANIES                                                            6
THE SPECIAL MEETING                                                      7
   General                                                               7
   Record Date; Voting Rights; Vote Required                             7
   Voting and Revocation of Proxies                                      7
   Solicitation of Proxies                                               8
   Participants in the EverTrust Bank Employee Stock Ownership Plan      8
THE MERGER                                                               8
   Overview                                                              8
   Background of the Merger                                              9
   EverTrust's Reasons for the Merger; Recommendation of the
    EverTrust Board of Directors                                        11
   Opinion of EverTrust's Financial Advisor                             13
   Taxable Transaction for EverTrust Shareholders                       17
   Government and Regulatory Approvals                                  18
   Dissenters' Appraisal Rights                                         19
   Interests of Certain Persons in the Merger                           20
THE MERGER AGREEMENT                                                    22
   Merger Consideration                                                 22
   Treatment of EverTrust Stock Options                                 22
   Directors and Officers                                               22
   Completion of the Merger                                             22
   Surrender of Certificates                                            23
   Conduct of Business Pending the Merger                               23
   No Solicitation of Acquisition Proposals                             24
   Employee Benefits                                                    26
   Efforts to Complete the Merger                                       26
   Indemnification                                                      26
   Conditions to the Merger                                             27
   Representations and Warranties                                       28
   Termination of the Merger Agreement                                  29
   Expenses and Termination Fee                                         30
   Amendment of the Merger Agreement                                    30
   Accounting Treatment                                                 30
PRINCIPAL HOLDERS OF EVERTRUST COMMON STOCK                             30
MARKET PRICE AND DIVIDEND DATA FOR EVERTRUST'S COMMON STOCK             32
FORWARD-LOOKING STATEMENTS                                              32
WHERE YOU CAN FIND MORE INFORMATION                                     34
SHAREHOLDER PROPOSALS                                                   34

Appendix A - Agreement and Plan of Merger
Appendix B - Section 13 of the Washington Business Corporation Act Appendix C - Fairness Opinion of Keefe, Bruyette & Woods, Inc.

         QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q: When and where is the special            Q. If my shares are held in street
   meeting of shareholders?                    name by my bank, brokerage firm
                                               or nominee, will my broker
A: The special meeting of shareholders         automatically vote my shares
   will take place at the Monte Cristo         for me?
   Ballroom, 1507 Wall Street, Everett,
   Washington on Thursday, September 23,    A. No. Your bank, brokerage firm
   2004, at 9:00 a.m., local time.             or nominee cannot vote your
                                               shares without instructions
Q. What matters will we be asked to vote       from you.  You should instruct
   on at the special meeting?                  your bank, brokerage firm or
                                               nominee as to how to vote
A. At the special meeting, you will be         your shares, following the
   asked:                                      instructions contained in the
                                               voting instruction card
   *  to approve the merger agreement;         provided to you by your bank,
      and                                      brokerage firm or nominee.

   *  to approve a proposal to adjourn      Q. What if I abstain from voting
      the special meeting, if necessary,       or fail to instruct my broker?
      to solicit additional proxies if
      there are not sufficient votes at     A. Abstaining from voting or
      the time of the special meeting to       failing to instruct your bank,
      approve the merger agreement.            brokerage firm or nominee to
                                               vote your shares will have the
Q. What is the required vote to approve        same effect as a vote against
   the merger agreement?                       the merger agreement.

A. In order to approve the merger           Q. Should I send in my stock
   agreement, holders of two-thirds of         certificates now?
   the issued and outstanding shares of
   our common stock entitled to vote        A. No.  After we complete the
   at the special meeting must vote            merger you will receive written
   for approval of the merger agreement.       instructions for returning your
   Each share of common stock is               EverTrust stock certificates.
   entitled to one vote.                       These instructions will tell
                                               you how and where to send in
Q. Who may vote at the special meeting?        your certificates in order to
                                               receive the merger
A. Only shareholders of record of              consideration.
   EverTrust common stock as of the
   close of business on August 13,          Q: What if I object to the merger?
   2004 may vote at the special
   meeting.  As of August 13, 2004,         A: As a shareholder of EverTrust,
   there were 6,932,848 shares of              you have the right to dissent
   EverTrust common stock outstanding          from the merger and obtain an
   and entitled to vote.                       appraisal of the fair value of
                                               your shares.  In order to
Q. What do I need to do now?                   perfect dissenters' rights,
                                               you must give notice of your
A. After carefully reading and                 intent to demand payment for
   considering the information                 your shares before a vote is
   contained in this proxy statement,          taken on the merger at the
   please vote your shares as soon             special meeting and you must
   as possible.  You may vote your             not vote in favor of the
   shares prior to the special                 merger.  You must also comply
   meeting by signing and                      with the other applicable
   returning the enclosed proxy                provisions of Washington law
   card.  If you hold your shares              regarding dissenters' rights.
   in "street name" (i.e., if you              A copy of the Washington
   hold your shares through a bank,            statutory provisions regarding
   brokerage firm or nominee), you             dissenters' rights is included
   must vote in accordance with the            as Appendix B to this proxy
   instructions on the voting                  statement.
   instruction card that your bank,
   brokerage firm or nominee provides       Q. Who can help answer my
   to you.                                     questions?

                                            A. If you have questions about the
                                               special meeting or the merger
                                               after reading this proxy
                                               statement, you should contact
                                               Brad Ogura at EverTrust
                                               Financial Group, Inc., 2707
                                               Colby Avenue, Suite 600,
                                               Everett, Washington 98201,
                                               telephone: (425) 258-3645 or
                                               e-mail:
                                               Ogura@EverTrustFinancial.com.

                                    SUMMARY

     This brief summary highlights selected information contained in this proxy statement. It may not contain all of the information that is important to you. To fully understand the merger, we urge you to carefully read the entire proxy statement and the other documents to which this document refers. See "Where You Can Find More Information" on page 34. We have attached the merger agreement to this proxy statement as Appendix A. We encourage you to read the merger agreement because it is the legal document that governs the merger of KeyCorp and EverTrust.

     Throughout this document, "EverTrust," "we" and "our" refers to EverTrust Financial Group, Inc. and "EverTrust Bank" refers to our wholly-owned banking subsidiary.

The Merger (pages 8 - 22)

     If the merger agreement is approved by our shareholders, subject to the terms of the merger agreement, a wholly-owned subsidiary of KeyCorp will merge with and into EverTrust. As a result of the merger, EverTrust will become a wholly-owned subsidiary of KeyCorp. If the merger agreement is not approved, EverTrust and EverTrust Bank will continue as separate entities.

You Will Receive $25.6016 for Each Share of EverTrust Common Stock You Own if the Merger is Completed (Page 22)

     Upon completion of the merger, each of your shares of EverTrust common stock will automatically become exchangeable for $25.6016 in cash (unless you do not vote in favor of the merger agreement and perfect your dissenters' rights under Washington law). You will have to surrender your EverTrust stock certificate(s) to receive this cash payment. No interest will be paid on the cash merger consideration. KeyCorp, or its payment agent, will send you written instructions for surrendering your stock certificates after the merger is completed. For more information on how this exchange procedure works, see "The Merger Agreement - Surrender of Certificates" on page 23 of this proxy statement.

Receipt of the Merger Consideration Will Be Taxable for EverTrust Shareholders (Pages 17 - 18)

     The exchange of your shares of EverTrust common stock for cash in the merger will be a taxable transaction to you. For federal income tax purposes, you will generally recognize gain or loss in the merger equal to the difference between the cash payment (i.e., $25.6016 per share) that you receive for your shares of EverTrust common stock and your adjusted tax basis in your shares. The gain or loss will be either long-term capital gain or short-term capital gain depending on the length of time you have held your shares of EverTrust common stock.

     Tax matters are complicated and the tax consequences of the merger may vary among shareholders. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement. You should therefore consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Our Board of Directors Unanimously Recommends that You Vote "FOR" the Merger Agreement (Pages 11 - 13)

     The Board of Directors has determined, by a unanimous vote, that the merger agreement and the merger is advisable and in the best interests of EverTrust and its shareholders, and has unanimously adopted the merger agreement. The Board recommends that you vote "FOR" approval of the merger agreement at the special meeting. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box, will have the same effect as a vote against the merger agreement.

We Received an Opinion from Our Financial Advisor that the Merger
Consideration is Fair to Shareholders from a Financial Point of View (Pages 13
- 17)

     Keefe, Bruyette & Woods has delivered its written opinion to our Board of Directors that as of June 24, 2004 (the date the merger agreement was executed) the consideration to be received by EverTrust shareholders in the merger is fair from a financial point of view. This opinion was confirmed by Keefe, Bruyette & Woods as of August 20, 2004. We have attached this opinion as Appendix C to this proxy statement. You should read it carefully for a description of the procedures followed, matters considered and limitations on the reviews undertaken by Keefe, Bruyette & Woods in providing its opinion. Keefe, Bruyette & Woods provided its opinion to the Board in connection with its consideration of the merger, and the opinion is not a recommendation to any shareholder as to how to vote. We have agreed to pay Keefe, Bruyette & Woods approximately $1.95 million in connection with the merger, of which $150,000 has been paid to date.

Two-thirds Vote Required to Approve the Merger Agreement (Page 7)

     Holders of at least two-thirds of the outstanding shares of EverTrust common stock entitled to vote at the special meeting is required to approve the merger agreement at the special meeting. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box on the proxy card, will have the same effect as a vote against the merger agreement. Directors and executive officers of EverTrust and their affiliates beneficially owned an aggregate of 757,239 shares, or approximately 10.9%, of EverTrust's outstanding common stock on the August 13, 2004 record date, excluding options exercisable within 60 days of the record date. These directors and executive officers have indicated that they intend to vote their shares in favor of the proposals.

EverTrust Shareholders Have Appraisal Rights in the Merger (Pages 19 - 20, Appendix B)

     Under Washington law, if the merger is completed and you do not vote for approval of the merger and you comply with the other statutory requirements of the Washington Business Corporation Act, you may elect to receive, in cash, the fair value of your shares of our common stock, with interest, in lieu of the merger consideration. See " The Merger Agreement - Dissenters' Appraisal Rights."

Conditions to the Merger and Expected Timing (Pages 22 - 27)

     The completion of the merger depends on a number of conditions being satisfied or waived, including approval of the merger agreement by the holders of two-thirds of the outstanding shares of EverTrust common stock entitled to vote at the special meeting, as well as receipt of regulatory approvals.

     We expect to complete the merger shortly after all of the conditions to the merger have been satisfied or waived. We currently expect to complete the merger in the fourth quarter of 2004, but we cannot be certain when or if the conditions will be satisfied or waived.

The Merger Agreement May Be Terminated under Some Circumstances (Pages 29 -
30)

     We and KeyCorp may mutually agree to terminate the merger agreement at any time without completing the merger, even after we receive shareholder approval. In addition, either party may terminate the merger agreement and abandon the merger if:

     * the other party to the merger agreement materially breaches the merger agreement, which breach is not cured or curable within 45 days and would cause certain conditions to the consummation of the merger agreement not to be satisfied;

     * any required governmental approval has been denied or any governmental entity issues a final, unappealable order prohibiting the merger; or

     * we do not complete the merger by March 31, 2005, unless the failure to complete the merger is due to the breach of any representation, warranty or covenant of the party seeking to terminate.

     In addition, KeyCorp may terminate the merger agreement and abandon the merger if:

     * our Board of Directors withdraws (or adversely modifies in a manner adverse to KeyCorp) its approval of the merger agreement or its recommendation to our shareholders to approve the merger agreement and the merger;

     * we initiate, solicit or pursue other proposals to acquire EverTrust, or recommend or endorse an acquisition proposal other than the merger agreement; or

     * one of the environmental assessments required by the merger agreement on our owned real property is not acceptable to KeyCorp and the clean up or other costs exceed $500,000 for an individual property or $1.0 million in the aggregate.

We May Be Obligated to Pay KeyCorp a Termination Fee Under Some Circumstances (Page 30)

     If any person publicly makes an acquisition proposal or publicly announces an intention to make an acquisition proposal for EverTrust, or we initiate, solicit or encourage any inquiries, or the making of, any acquisition proposal for EverTrust, and thereafter the merger agreement is terminated because:

     *     the merger is not completed by March 31, 2005;

     * our Board of Directors does not continue to recommend that you vote to approve the merger agreement or recommends or endorses an acquisition proposal other than the merger agreement; or

     * our shareholders fail to approve the merger agreement at the special meeting or the special meeting is not held;

then, under those circumstances, we must pay KeyCorp a termination fee of $9.75 million if, prior to 15 months after termination, we enter into an agreement providing for, or complete, a competing stock sale, asset sale or other competing business combination. In addition, we must pay to KeyCorp the $9.75 million termination fee if KeyCorp terminates the agreement because our Board of Directors either (i) recommends or endorses any acquisition proposal other than the merger agreement or (ii) does not continue to recommend that you approve the merger agreement, withdraws it recommendation or modifies or changes its recommendation in a manner adverse to the interests of KeyCorp.

Regulatory Matters (Pages 18 - 19)

     We and KeyCorp have agreed to use our reasonable best efforts to obtain all regulatory approvals necessary or advisable to complete the merger. These approvals include approval from the Board of Governors of the Federal Reserve System ("Federal Reserve") and notice to various state regulatory authorities. We and KeyCorp have completed, or will promptly complete, the filing of applications and notifications to obtain the required regulatory approvals. Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or what conditions these approvals might include.

Our Directors and Executive Officers Have Financial Interests in the Merger that Are Different from Your Interests (Pages 20 - 22)

     Some of our directors and executive officers may have an interest in the merger that is different from, or in addition to, their interests as shareholders of EverTrust. These interests exist because of the rights that these directors and executive officers have under the terms of their benefit and compensation plans and also, in the case of the executive officers, under the terms of various agreements with EverTrust. These interests include:

     * The rights of certain executive officers who are currently party to employment agreements with EverTrust to receive severance payments in connection with the merger. Executive officers are anticipated to receive approximately $751,800 of severance payments in connection with the merger.

     * The rights of executive officers and directors in respect of outstanding stock options under the EverTrust stock option plan, which options will vest and be cancelled (upon the consent of the option holder) upon completion of the merger in consideration of a payment per option in cash of $25.6016, less the option exercise price and applicable tax withholding. It is expected that our executive officers as a group and directors as a group will receive approximately $10.0 million and $5.6 million, respectively, for the cancellation of their options.

     * The rights of executive officers and directors in respect of outstanding shares of restricted stock under the EverTrust management recognition plan. These shares vest by their original terms on October 1, 2004, but vesting will accelerate if the merger occurs before then. Upon vesting, these shares will become eligible to be converted into the right to receive the same merger consideration as all other shares of EverTrust common stock held by shareholders.

     * In connection with the merger, Robert L. Nall, Senior Vice President and Chief Lending Officer of EverTrust Bank, will receive $500,000 from EverTrust (or KeyCorp as its successor) immediately following the effective time of the merger. In addition, Mr. Nall has entered into a contingent employment agreement with KeyCorp and will receive a restricted stock award of $250,000, as well as certain other benefits.

     Also following the completion of the merger, KeyCorp will indemnify and provide directors' and officers' insurance for the directors and officers of EverTrust for customary events occurring at or prior to the merger, including those that are related to the merger agreement.

                               THE COMPANIES

                                 KeyCorp
                           127 Public Square
                         Cleveland, Ohio 44114
                            (216) 689-6300

     KeyCorp was organized in 1958 under the laws of the State of Ohio, and is headquartered in Cleveland, Ohio. It has elected to be a bank holding company and a financial holding company under the Bank Holding Company Act of 1956, as amended. At March 31, 2004, KeyCorp was one of the nation's largest bank-based financial services companies with consolidated total assets of $84.5 billion. Its subsidiaries provide a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance and investment banking products and services to individual, corporate and institutional clients through three major business groups: Consumer Banking, Corporate and Investment Banking, and Investment Management Services. As of March 31, 2004, these services were provided across much of the country through subsidiaries operating 903 full-service retail banking branches, a telephone banking call center services group and 2,172 automated teller machines in 17 states. KeyCorp and its subsidiaries had an average of 19,585 full-time equivalent employees during the first quarter of 2004.

     In addition to the customary banking services of accepting deposits and making loans, KeyCorp's bank and trust company subsidiaries provide specialized services, including personal and corporate trust services, personal financial services, customer access to mutual funds, cash management services, investment banking and capital markets products, and international banking services. Through its subsidiary banks, trust company and registered investment adviser subsidiaries, KeyCorp provides investment management services to individual and institutional clients, including large corporate and public retirement plans, foundations and endowments, high net worth individuals and Taft-Hartley plans (i.e., multiemployer trust funds established for providing pension, vacation or other benefits to employees).

     KeyCorp provides other financial services both inside and outside of its primary banking markets through its nonbank subsidiaries. These services include accident and health insurance on loans made by subsidiary banks, principal investing, community development financing, securities underwriting and brokerage and other financial services. KeyCorp is an equity participant in a joint venture with Key Merchant Services, LLC, which provides merchant services to businesses.

                         EverTrust Financial Group, Inc.
                          2707 Colby Avenue, Suite 600
                            Everett, Washington 98201
                                 (425) 258-3645

     EverTrust, a Washington state corporation, is the holding company for EverTrust Bank, and was the resulting corporation in connection with EverTrust Bank's mutual holding company's conversion to stock form on September 30, 1999. Effective May 12, 2000, EverTrust became a financial holding company pursuant to regulations of the Federal Reserve.

     At March 31, 2004, EverTrust had total assets of $770.1 million, total deposits of $546.4 million and total equity of $90.6 million. EverTrust's business activities are conducted primarily by EverTrust Bank.

     EverTrust Bank, now a Washington state chartered stock savings bank, was formed as a federally chartered savings institution in 1916 and converted to a Washington chartered mutual savings bank in 1987. In 1993, EverTrust Bank became a stock entity in connection with its mutual holding company reorganization. Its deposits are insured by the Federal Deposit Insurance Corporation up to applicable legal limits under the Bank Insurance Fund.

     EverTrust Bank is a regionally oriented bank dedicated to financing commercial real estate and residential related properties. Its principal business is attracting deposits from the general public through its retail branch network and Private Client Group offices, and using those funds to originate commercial real estate loans as well as construction loans, business loans and residential (including multi-family) mortgage loans. EverTrust Bank's Private Client Group focuses on serving high net worth individuals and small businesses with a range of business and private banking services, as well as wealth management services such as investment management and limited trust services.

                              THE SPECIAL MEETING

General

     This proxy statement is being furnished to you in connection with the solicitation of proxies by EverTrust's Board of Directors for use at a special meeting to be held on September 23, 2004, and at any adjournments or postponement thereof. At the special meeting, you will be requested to vote upon a proposal to approve the Agreement and Plan of Merger dated June 24, 2004 among KeyCorp, KC Subsidiary, Inc. and EverTrust. A copy of the merger agreement is attached as Appendix A to this proxy statement. The merger agreement provides for the merger of a subsidiary of KeyCorp into EverTrust, which, as a result of the merger, will then be a subsidiary of KeyCorp. Thereafter, shareholders of EverTrust will be entitled to receive $25.6016 in cash for each of their outstanding shares of EverTrust common stock. You also will be asked to vote on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

Record Date; Voting Rights; Vote Required

     The EverTrust Board of Directors has fixed the close of business on August 13, 2004 as the record date for the determination of shareholders of EverTrust entitled to receive notice of and to vote at the special meeting. On the record date, there were 6,932,848 shares of EverTrust common stock outstanding. Each holder of EverTrust common stock is entitled to one vote per share held of record on the record date.

     The presence in person or by proxy at the special meeting of the holders of a majority of the issued and outstanding shares of EverTrust common stock will constitute a quorum. Approval of the merger agreement will require the affirmative vote of the holders of two-thirds of the issued and outstanding shares of EverTrust common stock. As of the voting record date, directors and executive officers of EverTrust and their affiliates beneficially owned and were entitled to vote an aggregate of 757,239 shares, or approximately 10.9%, of EverTrust's outstanding common stock, excluding options exercisable within 60 days of the record date. These directors and executive officers have indicated that they intend to vote their shares in favor of the proposals.

Voting and Revocation of Proxies

     Shares of EverTrust common stock represented by a proxy properly signed and received at or prior to the special meeting, unless subsequently revoked, will be voted at the special meeting in accordance with the instructions on the proxy. If a proxy is signed, dated and returned without indicating any voting instructions, shares of EverTrust common stock represented by the proxy will be voted FOR approval of the merger agreement and FOR the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies. Each share of EverTrust common stock that was outstanding on the record date entitles the holder to one vote at the special meeting. Regardless of whether you plan to attend the special meeting, you should vote your shares by proxy as described above as promptly as possible.

     If you hold your shares through a bank, brokerage firm or nominee, you must vote in accordance with the instructions on the voting instruction card provided to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in the voting instruction card.

     If you have not voted through your bank, brokerage firm or other nominee, any proxy given in connection with this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the Corporate Secretary of EverTrust prior to or at the special meeting or by voting the shares subject to the proxy in person at the special meeting. Attendance at the special meeting will not in and of itself constitute a revocation of a proxy. If you have instructed a bank, brokerage firm or other nominee to vote your shares, you must follow directions received from that person in order to change or revoke your vote.

     A proxy may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of such proposal. The proposal to approve the merger agreement must be approved by the holders of two-thirds of the shares of EverTrust common stock issued and outstanding on the August 13, 2004 record date. Accordingly, any nonvoted shares and abstentions with regard to this proposal will have the same effect as votes against the proposal.

Solicitation of Proxies

     In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from EverTrust's shareholders, either personally or by telephone or other form of communication. None of these persons will be specifically compensated for these services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners of EverTrust common stock. EverTrust will reimburse these nominees, fiduciaries and other custodians for reasonable out-of-pocket expenses incurred by them in connection with this process. In addition, EverTrust will bear its own expenses in connection with the solicitation of proxies for the special meeting. We have retained MacKenzie Partners, Inc. to assist in soliciting proxies for the special meeting and to send proxy materials to brokerage houses and other custodians, nominees and fiduciaries for transmittal to their principals, at a cost of $5,000, plus reimbursement of out-of-pocket expenses.

Participants in the EverTrust Bank Employee Stock Ownership Plan

     If you participate in the EverTrust Bank Employee Stock Ownership Plan ("ESOP"), the proxy card represents a voting instruction to the ESOP trustee as to the number of shares in your plan account. As a participant, you may direct the trustee as to the manner in which shares of common stock allocated to your plan account are to be voted. Unallocated shares of common stock held by the ESOP and allocated shares for which no voting instructions are received will be voted by the trustee in the same proportion as shares for which the trustee has received voting instructions, subject to the trustee's exercise of its fiduciary obligations.

                                THE MERGER

Overview

     The Board of Directors of EverTrust and the Executive Committee of the Board of Directors of KeyCorp have each unanimously adopted a merger agreement that provides for the merger of a subsidiary of KeyCorp into EverTrust, which will then be a subsidiary of KeyCorp. In connection with the merger, your shares of EverTrust common stock will be converted into the right to receive a cash payment of $25.6016 per share (unless you do not vote in favor of the merger agreement and perfect your dissenters' rights under Washington law). Upon completion of the merger, you will no longer own any stock or have an interest in EverTrust, and you will not receive, as a result of the merger, any stock of KeyCorp. See "The Merger Agreement - Treatment of EverTrust Stock Options" for information on the treatment of stock options.

     EverTrust's common stock is quoted on The Nasdaq Stock Market under the symbol "EVRT." On June 24, 2004, which is the day the last trade occurred before the merger was announced, EverTrust common stock closed at

$19.96 per share. In addition, the per share merger consideration of $25.6016 represents 214.9% of EverTrust's fully diluted tangible book value as of March 31, 2004 and 26.4 times fully diluted earnings per share for the trailing twelve month period ended June 30, 2004.

Background of the Merger

     The Board of Directors and management have periodically reviewed and discussed the strategic direction, performance and prospects of EverTrust. In light of several factors, including the need to diversify revenue sources from EverTrust's roots as a fixed-rate residential mortgage lender, the necessity of being able to provide stock-based compensation to key employees and the ability to offer wealth management services, EverTrust determined to convert from the mutual to stock form in the late 1990s. Since EverTrust's conversion in 1999 from mutual to stock form, management undertook to disclose to shareholders the challenges that would lie ahead as a result of overcapitalization and the need for aggressive capital planning, with a particular emphasis on stock repurchases.

     In 2000, the Board of Directors and management concluded that EverTrust needed to make a significant investment in the technology necessary to allow it to compete with larger regional and national banks and money managers for high deposit prospects, and incur as part of this investment costs of related additional employee training. This investment contributed substantially to EverTrust's value; however, it also occupied management's time and energy and detracted from EverTrust's goal of becoming a diversified financial services company in its five-year long range plan. Management re-directed its focus and in 2001, commercial real estate lending, private banking and asset management lines of business had been formed and were beginning to mature. These high revenue businesses began to absorb the recent infrastructure costs. At the same time, the capital plan was progressing only as a result of stock repurchases while EverTrust's stock was trading at a discount to book value. The newly-formed commercial mortgage banking group immediately contributed to the vital strategy of achieving high levels of noninterest income, and also provided a new asset/liability and interest rate risk management tool.

     In fiscal 2001 and 2002, EverTrust repurchased significant amounts of its stock, reducing its capital ratio from nearly 20.0% at March 31, 2001 to 13.7% at March 31, 2002. Significant additional repurchases were limited after this period, as the stock price increased beyond projections, thereby eliminating any discount to book value. The Board of Directors and management determined to change the emphasis of the capital plan to achieve a lower capital level, which later proved to be not possible during the term of the five-year long range plan. As a result of the increase in the stock price, EverTrust increased its focus on the value of the stock in relation to earnings. In its 2003 annual report to shareholders, management disclosed in a detailed fashion four measurements of progress and three specific peer groups in EverTrust's three major lines of business to enable shareholders to observe its performance. The second and third quarters of fiscal year 2004 yielded results below earnings per share expectations as a result of unusual amounts of loan payoffs. When combined with increased market concerns regarding bank stocks because of the potential adverse effect of rising interest rates on interest markets, the market price of EverTrust's stock declined 25%.

     The Board of Directors held a regular meeting on January 26, 2004. At this meeting, the Board discussed the capital plan. Management informed the Board that the Securities and Exchange Commission ("SEC") had recently changed the safe harbor provisions regarding stock repurchases, limiting EverTrust's ability to make repurchases. The Board decided to invite Keefe, Bruyette & Woods to its upcoming annual Board retreat in March 2004 to make a presentation, and to review and discuss strategic options. The Board had not previously explored other alternatives in a serious manner because it had determined that EverTrust's initial capital plan needed a reasonable amount of time to succeed.

     Later in January 2004, a member of the Board was contacted by an investment banker to discuss a potential merger with another financial institution ("Bank A"). Members of the Board met with the investment banker in early February for an informational meeting. Nothing further came of these discussions until after the EverTrust annual Board retreat.

     The Board of Directors held its annual retreat on March 10 through March 12, 2004, discussing numerous topics, including strategic alternatives for EverTrust. Management presented the business plan and strategic focus for EverTrust Bank. After considerable discussion, the Board instructed management to make minor modifications to the business plan as presented, but more importantly, the Board directed management to fully implement the business plan.

     Keefe, Bruyette & Woods then presented its preliminary findings, addressing the Board's responsibility to the shareholders, EverTrust's over-capitalized position, the failure to meet current performance expectations and the concern about projected performance in an increasing interest rate market. Keefe, Bruyette & Woods presented some examples of possible scenarios for EverTrust. The Board decided to formally retain Keefe, Bruyette & Woods to solicit expressions of interest from other financial institutions regarding a strategic alliance, including both purchase and sale transactions. The Board appointed a Strategic Planning Committee, consisting of Messrs. Collins, Gaffney and Mills, to ensure confidentiality. The Committee was given the responsibility of exploring strategic options with Keefe, Bruyette & Woods, and communication with the full Board and senior management.

     The Board determined to proceed along these two paths: Keefe, Bruyette & Woods would explore strategic options, while management of EverTrust would create a new long-term capital plan for EverTrust based on the current and prospective business environment and financial services landscape. Shortly thereafter, the Board notified its legal counsel, Breyer & Associates PC, that the Committee had been formed and that Keefe, Bruyette & Woods would be retained.

     In mid-March, a member of the Board of Directors was contacted by another financial institution ("Bank B") that wanted to meet with EverTrust. It was determined that a member of the merger and acquisitions group of Bank B would contact a member of EverTrust's Board of Directors. On March 18, 2004, Bank B contacted the Board member and began preparing a confidentiality agreement.

     Later in March, members of the Committee met with Bank A to discuss a potential merger. Bank A expressed its interest and general terms were discussed. While Keefe Bruyette & Woods was preparing information regarding EverTrust for distribution to other financial institutions that might be interested in considering a strategic alliance with EverTrust, discussions with Bank A continued through late March and into early April, and a confidentiality agreement was entered into. As discussions with Bank A proceeded, it became apparent that the parties would not be able to agree on certain terms, and EverTrust and Bank A mutually agreed not to proceed. EverTrust did not receive an indication of interest from Bank A.

     With the approval of the Strategic Planning Committee, Keefe, Bruyette & Woods contacted seven potential merger parties in mid-April. Keefe, Bruyette & Woods presented the Committee with a list of financial institutions to consider for a strategic alliance, including KeyCorp and Bank B. The Committee approved the list, and instructed Keefe, Bruyette & Woods to obtain confidentiality agreements from these institutions. On April 22 and 23, 2004, the Committee and KeyCorp negotiated a confidentiality agreement, which was finalized on April 26, 2004. Also during April, a confidentiality agreement with Bank B was extensively negotiated and eventually signed.

     In early May 2004, Keefe, Bruyette & Woods received unsolicited expressions of interest from four regional financial institutions. The Committee determined that three of these institutions were not viable acquirors, but allowed one institution, Bank C, the opportunity to prepare a proposal. In the meantime, the Committee was having continuing discussions with KeyCorp, which presented an offer on May 21, 2004. Key Corp initially offered cash and stock consideration in the aggregate range of $180.0 million to $195.0 million, or approximately $23.79 to $25.67 per share. The full Board was then apprised of the potential merger transaction.

     EverTrust also received an offer from Bank B on May 21, 2004. The offer was for aggregate consideration of $160.5 million in an all stock transaction. On May 23, 2004 the Strategic Planning Committee apprised the full Board of Directors of the indications of interest that had been received and authorized Keefe, Bruyette & Woods to contact KeyCorp and inform them the Committee was prepared to negotiate with them exclusively if KeyCorp was prepared to proceed at the top end of its proposed price range. KeyCorp agreed to the terms and KeyCorp and EverTrust scheduled on-site due diligence at EverTrust to be held during the first week in June. On May 26, 2004, EverTrust received a proposal from Bank C, which was communicated to the full Board on June 1, 2004. Bank C proposed alternative transactions for EverTrust's consideration. The first was an aggregate offer of approximately

$143.8 million, or a per share price of $19.25, in an all stock transaction. The second alternative included aggregate consideration of $153.7 million, or $20.00 per share, of which 80% would be paid in Bank C's stock and 20% would be paid in cash. Bank C's proposal was rejected because it was not comparable to KeyCorp's offer.

     On May 26, 2004, senior members of KeyCorp's management met with EverTrust management and several members of the Board of Directors in Washington State. In anticipation of on-site due diligence, KeyCorp requested that various materials be provided in advance. These materials were provided by EverTrust and KeyCorp personnel performed due diligence, as scheduled, during the first week in June. During this on-site due diligence, KeyCorp was provided access to management, review of internal files and papers and other relevant information requested.

     Thereafter, the Strategic Planning Committee met on June 9, 2004 and had a teleconference with KeyCorp personnel, during which KeyCorp confirmed the pricing at $195.0 million, or $25.665 per share, in a cash and stock combination and addressed several other business points such as the termination fee, termination rights, indemnification and other relevant issues. The Committee decided to proceed with on-site diligence at KeyCorp. Drafts of a merger agreement were circulated on June 10 and 13, 2004. The Committee, Mr. Hansen and EverTrust's financial and legal advisors met with KeyCorp at their offices in Cleveland, Ohio on June 14 and 15, 2004 and
conducted due diligence.      During EverTrust's due diligence of KeyCorp,
discussions continued between the parties regarding deal price protection for the stock component of the transaction. In the end, the parties agreed instead on an all cash transaction at the $25.665 per share price previously proposed.

     The Committee informed the full Board of the status of negotiations on June 17, 2004 and a draft of the merger agreement was circulated to the Board the following day. On June 21, 2004, the Board of Directors met with Keefe, Bruyette & Woods and Breyer & Associates PC. Breyer & Associates discussed with the Board the legal standards applicable to its decisions and actions regarding the proposed transaction and reviewed the legal terms of the proposed merger agreement. Negotiations continued throughout the week concerning outstanding issues, regarding the retention of certain key executives, severance arrangements and other expenses in connection with the proposed merger. As a result, the merger consideration was reduced to $25.6016 per share. At the Board meeting held on June 24, 2004, Keefe, Bruyette & Woods opined that the merger consideration was fair, from a financial point of view, to EverTrust's shareholders and the definitive merger agreement was signed.

EverTrust's Reasons for the Merger; Recommendation of the EverTrust Board of Directors

     Our Board of Directors reviewed and discussed the merger agreement and related transaction with management and its financial and legal advisors in determining that the merger is advisable to, and in the best interests of, EverTrust and its shareholders. In reaching its conclusion to adopt the merger agreement, the Board considered a number of factors, including the following:

     * the Board's understanding of, and the presentations of our management and financial advisor regarding, our business, operations, management, financial condition, earnings and prospects;

     * the Board's knowledge of the current and prospective environment in which we operate, including national and local economic conditions, the competitive environment, the trend toward consolidation in the financial services industry and the likely effect of these factors on our potential growth, development, productivity, profitability and strategic options;

     * the Board's view that the size of the institution and related economies of scale, as well as diversification of product offerings, beyond the level it believed to be reasonably achievable on an independent basis, was becoming increasingly important to continued success in the current financial services environment;

     * the review by the Board with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the cash merger price of $25.6016 per share;

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



     * the current and historical market prices of our common stock, and the current and historical market prices of our common stock relative to those of other industry participants and general market indices, including the fact that the cash merger price of $25.6016 per share represents a premium of 28.3% over the closing price of our common stock on June 24, 2004, the last trading day prior to the public announcement of the merger agreement, a premium of 30.7% over the average price of EverTrust common stock for the 30 trading days prior to June 25, 2004, and a premium of 20.3% over the highest closing stock price ever reported for EverTrust common stock;

     * the likelihood that the merger will be completed, including the likelihood that the regulatory and shareholder approvals needed to complete the merger will be obtained;

     * management's view that the merger will allow for enhanced products and opportunities for our clients and customers, and

     * the financial information and analyses presented by Keefe, Bruyette & Woods to the Board of Directors, and the opinion of Keefe, Bruyette & Woods as of June 24, 2004, based upon and subject to the assumptions, conditions, limitations and other matters set forth in its opinion, that the $25.6016 in cash per share to be received by the holders of our common stock pursuant to the merger was fair from a financial point of view to our shareholders (see "-Opinion of EverTrust's Financial Advisor").

     The Board of Directors also considered potential risks relating to the merger, including the following:

     * the fact that the all-cash price would not allow our shareholders to participate in any of the synergies created by the merger or in any future growth of the combined entity and will be taxable to our shareholders upon completion of the merger;

     * the challenges associated with seeking the regulatory approvals required to complete the merger in a timely manner;

     * the risks and costs to us if the merger is not completed, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

     * the fact that some of our officers and directors have interests in the merger described under "-Interests of Certain Persons in the Merger" that are in addition to their interests as EverTrust shareholders;

     * the requirement that we conduct our business in the ordinary course and the other restrictions on the conduct of our business prior to completion of the merger, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

     * the requirement that we submit the merger agreement to our shareholders even if our Board withdraws its recommendation; and

     * the fact that a termination fee is payable to KeyCorp under certain circumstances.

     The discussion of the information and factors considered by the Board of Directors is not exhaustive, but includes all material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Board evaluated the factors described above, including asking questions of our management and legal and financial advisors, and reached the unanimous decision that the merger was in the best interests of EverTrust and its shareholders. In considering the factors described above, individual directors may have given different weights to different factors. The Board of Directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. It should be noted that this explanation of the Board's reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Forward-Looking Statements."

     Generally, the Board of Directors concluded that in the long term we could not produce shareholder value in excess of the merger price, and that the merger price was fair, from a financial point of view, to our shareholders. After careful and thorough consideration of the merger agreement, the factors discussed above and the opinion of Keefe, Bruyette & Woods, the Board of Directors unanimously adopted the merger agreement as being in the best interests of EverTrust and its shareholders. Accordingly, the Board of Directors unanimously recommends that you vote FOR the approval of the merger agreement.

Opinion of EverTrust's Financial Advisor

     In March 2004, Keefe, Bruyette & Woods participated in the annual EverTrust Board retreat as a financial advisor to provide a market overview, provide an analytical financial review of EverTrust, review our results relative to a comparable group of thrift and banking companies, update the Board on the merger and acquisition market and expected valuations, and review a summary of the merger and acquisition process. Following that meeting, the Strategic Planning Committee of the Board requested an engagement letter from Keefe, Bruyette & Woods for providing investment banking services for a potential strategic alliance transaction, including both purchase and sale transactions. This engagement letter was presented to EverTrust's Board in March 2004 and executed in May 2004. With its engagement, Keefe, Bruyette & Woods put in place a process that involved:

     * gathering additional data on EverTrust which would be used to build a confidential investor profile;

     *     identifying potential strategic alliance partners;

     * contacting potential strategic alliance partners and requesting that they sign a confidentiality agreement to review non-public information about EverTrust to assist them in preparing a non-binding letter of interest with EverTrust;

     *     reviewing and analyzing any indications of interest received;

     *     organizing due diligence by the potential merger partners; and

     * providing the Board with an overview of the merger and acquisition market from time to time.

     At the Board meeting at which the merger agreement was signed, Keefe, Bruyette & Woods opined as to the fairness of the KeyCorp proposal. Keefe, Bruyette & Woods, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. Keefe, Bruyette & Woods is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies.

     Keefe, Bruyette & Woods delivered its opinion to the EverTrust Board that, as of June 24, 2004, the merger consideration is fair, from a financial point of view, to the shareholders of EverTrust. No limitations were imposed by the Board of Directors on Keefe, Bruyette & Woods with respect to the investigations made or procedures followed by it in rendering its opinion. This opinion was confirmed by Keefe, Bruyette & Woods as of August 20, 2004. Keefe, Bruyette & Woods has consented to the inclusion herein of the summary of its opinion to the Board and to the reference to the entire opinion attached hereto as Appendix C.

     The full text of the opinion of Keefe, Bruyette & Woods, which is attached as Appendix C to this proxy statement, sets forth certain assumptions made, matters considered and limitations on the review undertaken by Keefe, Bruyette & Woods, and should be read in its entirety. The summary of the opinion of

Keefe, Bruyette & Woods set forth in this proxy statement is qualified in its entirety by reference to the opinion.

     In rendering its opinion, Keefe, Bruyette & Woods:

     *     reviewed the merger agreement;

     * reviewed EverTrust's Annual Reports, Proxy Statements and Annual Reports on Form 10-K for the fiscal years ended March 31, 2003, 2002 and 2001, and Quarterly Reports on Form 10-Q for the quarters ended June 30, September 30, and December 31, 2003, and certain other analyses considered relevant;

     * discussed with senior management and the Board of Directors the current position and prospective outlook for EverTrust;

     * reviewed financial and stock market data of other banks in a comparable asset range to EverTrust;

     * reviewed certain recent business combinations with banks as the acquired company, which Keefe, Bruyette & Woods deemed comparable in whole or in part; and

     *     performed other analyses it considered appropriate.

     Analysis of Recent Comparable Acquisition Transactions. In rendering its opinion, Keefe, Bruyette & Woods analyzed nine comparable merger and acquisition transactions of both pending and completed bank deals, comparing the acquisition price relative to tangible book value, and premium to core deposits. All comparative metrics were provided as of June 23, 2004 by SNL Securities, a respected data source in the depository industry. A comparable transaction group was selected from pending and completed acquisitions announced since December 31, 2002, where the seller was a thrift, based on the following criteria:

     *     Assets between $500 million and $1 billion;

     *     Return on average equity between 5% and 12%; and

     *     Tangible equity/tangible assets between 8% and 15%.

These criteria generated the following list of transactions:

Acquiror                        State       Target                       State
----------------------------    -----       ---------------------------  -----
First Commonwealth Financial     PA         GA Financial, Inc.             PA
 Corporation
MidCountry Financial Corp.       GA         FSF Financial Corp.            MN
National City Corporation        OH         Wayne Bancorp, Inc.            OH
Northwest Bancorp, Inc. (MHC)    PA         First Bell Bancorp, Inc.       PA
Provident Bancorp, Inc.          NY         Warwick Community Bancorp,     NY
                                             Inc.
SouthTrust Corp.                 AL         FloridaFirst Bancorp, Inc.     FL
Texas Regional Bancshares, Inc.  TX         Southeast Texas Bancshares,    TX
                                             Inc.
TierOne Corporation              NE         United Nebraska Financial Co.  NE
UnionBanCal Corporation          CA         Monterey Bay Bancorp, Inc.     CA

     Keefe, Bruyette & Woods derived the following pricing metrics based on the aforementioned criteria:

                              Deal Terms at Announcement
           ------------------------------------------------------------------
            Deal      Price/        Price/         Price/       Core Deposit.
            Value     Book       Tangible Book   LTM Earnings     Premium
           -------   -------     -------------   ------------   -------------
            ($MM)      (%)            (%)            (x)            (%)

Minimum:   $  86.8    147.5%        161.5%          13.0x           8.9%
Median:      153.5    178.6         183.9           18.2           15.6
Maximum:     226.5    210.2         263.6           24.7           20.6

                                    Deal Multiples
           ------------------------------------------------------------------

EverTrust/
 KeyCorp    $194.7    214.9%        214.9%          27.6x          23.1%


     Keefe, Bruyette & Woods viewed the criteria listed above as appropriate in deriving a comparable transaction value based on EverTrust's size, capital base and return on equity. Keefe, Bruyette & Woods viewed three of the above metrics as primary metrics for evaluating the fairness from a financial point of view of the transaction: price to tangible book value, price to last twelve months earnings and core deposit premium.

     Given that the value of the consideration on an aggregate basis to be paid in the merger, as of the date of the opinion, is above the median values on all three primary metrics, both on a tangible book value basis and core deposit premium basis, Keefe, Bruyette & Woods believes that this analysis supports the fairness, from a financial point of view, to EverTrust shareholders of the consideration to be paid in the merger.

     Discounted Cash Flow Analysis. Keefe, Bruyette & Woods performed a discounted cash flow analysis to estimate a range of present values per share of EverTrust common stock. This range was determined by adding (1) the present value, which is a representation of the current value of a sum that is to be received some time in the future, of the estimated future earnings that EverTrust could generate through year 5 of its current business plan (as provided to Keefe, Bruyette & Woods) and (2) the present value of that earnings stream using a discount rate commensurate with normal trading multiples.

     In calculating this net present value of EverTrust common stock, Keefe, Bruyette & Woods applied multiples of 12.0x to 18.0x to year 5 forecasted earnings. The median of the discount rates, 16.0x, was selected as a terminal multiple by using a comparable group of 42 financial institutions (with assets between $500 million and $1 billion located in the Western United States) which today trade at a median price to earnings ratio of 16.4x. Over the last five years, this group has traded in a range from 11.1x to 17.2x historical earnings. Keefe, Bruyette & Woods used the budget provided by EverTrust for 2004 and then extended the growth in earnings out five years at a compounded annual growth rate of 12% per annum. This rate of earnings growth was discussed and agreed to by EverTrust management as an achievable growth rate in earnings for the next five years. The combined earnings stream and terminal value were then discounted back to current values. Keefe, Bruyette & Woods established a discount range of 10% to 13% in terms of the cost of equity. The terminal values were then discounted to present values using these different discount rates chosen to reflect different assumptions regarding the required rates of return to holders and liquidity in the marketplace of prospective buyers of EverTrust common stock. The results of the analysis of Keefe, Bruyette & Woods are set forth in the following table:

Discounted Cash Flow Assumptions
--------------------------------

Terminal Multiple              16.0x
Discount Rate                  11.7%
Terminal Price at Year 5      $31.22
NPV per share                 $20.47

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                                      Terminal Multiple
Discount Rate         12.0x       14.0x       16.0x        17.0x       18.0x
------------------    -----       -----       -----        -----       -----

13.0%                $15.15      $17.27      $19.38       $20.44      $21.50
12.0                 $15.79      $18.01      $20.22       $21.33      $22.43
11.7                 $15.98      $18.23      $20.47       $21.59      $22.71
11.0                 $16.47      $18.78      $21.10       $22.26      $23.42
10.0                 $17.18      $19.61      $22.03       $23.24      $24.45


     In performing this analysis, Keefe, Bruyette & Woods assumed a constant dividend payout ratio of 42%, providing capital in excess of that necessary to maintain EverTrust's tangible common equity ratio at 8%, could be paid out as dividends. Based on the foregoing criteria and assumptions, Keefe, Bruyette & Woods determined that the stand-alone present value of the EverTrust common stock ranged from $15.15 to $24.45 per share. Given that the value of the consideration on a per share basis to be paid in the merger, as of the date of the opinion, is above the range derived from the discounted cash flow analysis, Keefe, Bruyette & Woods believes that this analysis supports the fairness, from a financial point of view, to EverTrust shareholders of the consideration to be paid in the merger.

     The discounted cash flow analysis of EverTrust does not necessarily indicate actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values, projected capital structure and discount rates.

     Based on the above analyses, Keefe, Bruyette & Woods concluded that a $25.6016 share price in cash, was fair, from a financial point of view, to EverTrust's shareholders. This summary does not purport to be a complete description of the analysis performed by Keefe, Bruyette & Woods and should not be construed independently of the other information considered by Keefe, Bruyette & Woods in rendering its opinion. Selecting portions of Keefe, Bruyette & Woods's analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors could create an incomplete or potentially misleading view of the evaluation process.

     In rendering its opinion, Keefe, Bruyette & Woods assumed and relied upon the accuracy and completeness of the financial information provided to it by EverTrust. In its review, with the consent of EverTrust's Board of Directors, Keefe, Bruyette & Woods did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities and potential or contingent liabilities of EverTrust.

     The fairness opinion of Keefe, Bruyette & Woods is limited to the fairness as of its date, from a financial point of view, of the consideration to be paid in the merger and does not address the underlying business decision to effect the merger (or alternatives thereto). Keefe, Bruyette & Woods confirmed this opinion as of August 20, 2004.

     Keefe, Bruyette & Woods is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

     In preparing its analysis, Keefe, Bruyette & Woods made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Keefe, Bruyette & Woods and EverTrust. The analyses performed by Keefe, Bruyette & Woods are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

        Keefe, Bruyette & Woods will receive a fee of 1% of the aggregate transaction value, or $1.95 million, as a fee for services rendered in connection with its strategic engagement as well as in rendering the fairness opinion regarding the merger, of which $150,000 has been paid to date.

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     The opinion of Keefe, Bruyette & Woods is directed toward the consideration to be received by EverTrust shareholders and does not constitute a recommendation to any EverTrust shareholder to vote in favor of approval of the merger agreement. The full text of the Keefe, Bruyette & Woods opinion which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken is set forth as Appendix C to this proxy statement and should be read in its entirety by shareholders of EverTrust. Keefe, Bruyette & Woods has consented to the inclusion and description of its written opinion in this proxy statement.

Taxable Transaction for EverTrust Shareholders

     The following describes generally the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of our common stock. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

     For purposes of this discussion, the term "U.S. holder" means:

     *     a citizen or resident of the United States;

     * a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

     * a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

     * an estate the income of which is subject to U.S. federal income tax regardless of its source.

     This discussion assumes that you hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, U.S. expatriates, shareholders who hold shares of our stock as part of a hedge, straddle, constructive sale or conversion transaction, or shareholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or federal laws other than those pertaining to the federal income tax that may apply to you. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for our common stock pursuant to the merger.

     The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between (1) the amount of cash received in exchange for the shares and (2) the shareholder's adjusted tax basis in the shares. If the holding period in our shares surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations. If you acquired different blocks of our stock at different times or different prices, you must determine your tax basis and holding period separately with respect to each block of our stock. The cash merger consideration will be taxable to you when received or accrued, in accordance with your regular method of income tax accounting. For U.S. federal income tax purposes, if you are a cash method taxpayer, you will be considered to have received the cash when your ability to receive it is no longer subject to any substantial limitations or restrictions, as will be the case when you have received the letter of transmittal following completion of the merger.

     Under the Internal Revenue Code, you, as a holder of our stock, may be subject, under certain circumstances, to backup withholding at a rate of 28% with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

Governmental and Regulatory Approvals

     EverTrust and KeyCorp have each agreed to use their reasonable best efforts to obtain the regulatory approvals required to complete the transactions contemplated by the merger agreement. These include approval from the Federal Reserve and notice to various state regulatory authorities and self-regulatory organizations.

     The merger cannot proceed in the absence of the requisite regulatory approvals. We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals or the conditions that such approvals might include or the absence of any litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge. We believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that, together with KeyCorp, we will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on KeyCorp or EverTrust.

     We are not aware of any other material governmental approvals or actions that are required prior to the parties' completion of the merger other than those described below. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, we cannot assure you that any of these additional approvals or actions will be obtained.

     Federal Reserve. Completion of the merger is subject to approval by the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act. KeyCorp filed the Section 3 application with the Federal Reserve on August 9, 2004.

     The Federal Reserve is prohibited from approving any transaction under the applicable statutes (1) that would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (2) whose effect in any section of the United States may be to substantially lessen competition, or to tend to create a monopoly or result in a restraint of trade, unless the Federal Reserve finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     In addition, in reviewing the merger, the Federal Reserve will consider the financial and managerial resources of KeyCorp and EverTrust and their subsidiary banks, the convenience and needs of the communities to be served, as well as the companies' effectiveness in combating money-laundering activities. Under the Community Reinvestment Act of 1977, as amended, the Federal Reserve will also take into account KeyCorp' and EverTrust's records of performance in meeting the credit needs of the communities, including low- and moderate-income neighborhoods, served by both companies.

     Furthermore, the Bank Holding Company Act and Federal Reserve regulations require published notice of, and the opportunity for public comment on, the application submitted by KeyCorp for approval of the merger, and

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



authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve determines that a hearing or meeting would be appropriate.
Any hearing or meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve.

     Pursuant to the Bank Holding Company Act, a transaction approved by the Federal Reserve may not be completed until 30 days after the approval is received, during which time the U.S. Department of Justice may challenge the merger on antitrust grounds. With the approval of the Federal Reserve and the concurrence of the Department of Justice, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the Department of Justice could analyze the merger's effect on competition differently than the Federal Reserve, and thus it is possible that the Department of Justice could reach a different conclusion than the Federal Reserve regarding the merger's effects on competition. A determination by the Department of Justice not to object to the merger does not prevent the filing of antitrust actions by private persons or state attorneys general.

     Other Regulatory Authorities. Notifications are being filed with various state regulatory authorities and self-regulatory organizations in connection with acquisitions or changes in control of subsidiaries of EverTrust. These notices include notice to the Washington Department of Financial Institutions at least 30 days prior to the merger. In addition, the merger may be reviewed by the attorneys general in the various states in which KeyCorp and EverTrust own banking subsidiaries. These authorities may be empowered under applicable state laws and regulations to investigate or disapprove the merger under the circumstances and based upon the review provided for in applicable state laws and regulations.

Dissenters' Appraisal Rights

     In accordance with Chapter 13 of the Washington Business Corporation Act (Chapter 23B.13 of the Revised Code of Washington), EverTrust's shareholders have the right to dissent from the merger and to receive payment in cash for the "fair value" of their EverTrust common stock. EverTrust shareholders electing to exercise dissenters' rights must comply with the provisions of Chapter 13 in order to perfect their rights. EverTrust and KeyCorp will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the Washington statutory procedures required to be followed by an EverTrust shareholder in order to dissent from the merger and perfect their rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the Washington Business Corporation Act, the full text of which is set forth in Appendix B hereto.

     A shareholder who wishes to assert dissenters' rights must (a) deliver to EverTrust before the vote is taken by EverTrust shareholders notice of the shareholder's intent to demand payment for the shareholder's shares if the merger is effected and (b) not vote such shares in favor of the merger. A shareholder wishing to deliver such notice should hand deliver or mail such notice to EverTrust at the following address:

                       EverTrust Financial Group, Inc.
                        2707 Colby Avenue, Suite 600
                         Everett, Washington 98201
                        Attn:  Corporate Secretary

     A shareholder who wishes to exercise dissenters' rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying EverTrust of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. A beneficial shareholder may assert dissenters' rights directly by submitting to EverTrust the record shareholder's consent to the dissent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

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



     A shareholder who does not deliver to EverTrust prior to the vote being taken by EverTrust shareholders a notice of the shareholder's intent to demand payment for the "fair value" of the shares will lose the right to exercise dissenters' rights. In addition, any shareholder electing to exercise dissenters' rights must either vote against the merger or abstain from voting.

     If the merger is effected, KeyCorp as the surviving corporation will, within ten days after the effective date of the merger, deliver a notice to all shareholders who properly perfected their dissenters' rights. This notice will, among other things, (a) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited, (b) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received, (c) supply a form for demanding payment and (d) set a date by which KeyCorp must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.
A shareholder wishing to exercise dissenters' rights must then demand payment and deliver share certificates all in accordance with the terms of the notice. Failure to do so will result in loss of dissenters' rights.

     Within 30 days after the merger occurs or receipt of the payment demand, whichever is later, KeyCorp will pay each dissenter with properly perfected dissenters' rights KeyCorp's estimate of the "fair value" of the shareholder's shares, plus accrued interest from the effective date of the merger. With respect to a dissenter who did not beneficially own EverTrust common stock prior to the public announcement of the merger, KeyCorp is required to make the payment only after the dissenter has agreed to accept the payment in full satisfaction of the dissenter's demands. "Fair value" means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger unless such exclusion would be inequitable. The rate of interest is generally required to be the average rate at which KeyCorp can borrow money from other banks. KeyCorp currently intends to estimate the fair value of EverTrust common stock at $25.6016 per share, which represents the price paid for EverTrust common stock in the merger.

     A dissenter who is dissatisfied with KeyCorp's estimate of the fair value or believes that interest due is incorrectly calculated may notify KeyCorp of the dissenter's estimate of the fair value and amount of interest due. If KeyCorp does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value, then KeyCorp must within 60 days after receiving the demand for payment petition a court to determine the fair value of the shares and the accrued interest.

     In view of the complexity of Chapter 13 of the Washington Business Corporation Act, shareholders of EverTrust who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Interests of Certain Persons in the Merger

     Some of the members of EverTrust's management and the EverTrust Board of Directors have financial interests in the merger that are in addition to, or different from, their interests as EverTrust shareholders generally. EverTrust's Board of Directors was aware of these interests and considered them, among other matters, in adopting the merger agreement.

     EverTrust Employment Agreements. Three of EverTrust's named executive officers have previously entered into employment agreements with EverTrust, Michael R. Deller, Robert L. Nall and Jeffrey R. Mitchell, for whom information is included in the Executive Compensation section of EverTrust's 2004 annual meeting proxy statement (except for Mr. Mitchell, who was not a named executive officer at March 31, 2004). Each of the agreements contains provisions that entitle the executive to termination benefits, some of which are contingent upon the occurrence of a change in control. The proposed merger will be a change in control for purposes of these agreements.

     Pursuant to the terms of these agreements, if, following a change in control, the employment of the executive is "involuntarily terminated," the executive will be entitled to receive the following: (1) 150% of the executive's base salary during the 12 months prior to the change in control,
(2) 150% of the executive's average bonus paid during the five fiscal years prior to the change in control and (3) substantially the same group life insurance, medical, dental and other health benefits, and long-term disability insurance (if any) until February 24,

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



2005. Upon completion of the merger, the employment of the three named executive officers who have employment agreements will be considered to be "involuntarily terminated" for purposes of their employment agreements, and the executives will be entitled to receive the cash severance amounts under the agreements immediately in a lump sum. Assuming the merger is completed on December 1, 2004, the approximate aggregate amount of the cash severance that would be paid to Messrs. Deller, Nall and Mitchell would be $296,800, $256,900 and $198,100, respectively.

     EverTrust Stock Options. The merger agreement provides that, upon completion of the merger, each outstanding and unexercised stock option to acquire shares of EverTrust common stock granted under the EverTrust stock plans, whether or not vested, will cease to represent the right to acquire shares of EverTrust common stock, and will be cancelled upon the consent of the option holder and become a right, to receive $25.6016 per share in cash, less the option exercise price and applicable tax withholding. Option holders who do not consent to the cancellation of their options will receive options to purchase KeyCorp common stock, in accordance with the merger agreement. Assuming the merger is completed on December 1, 2004, the aggregate number of stock options to acquire shares of EverTrust common stock held by Messrs. Hansen, Deller, Nall and Mitchell and Ms. Christenson was 269,587 shares, 119,441 shares, 23,938 shares, 91,656 shares and 67,396 shares, respectively, as well as 364,483 shares by all non-employee directors as a group. The options held by Messrs. Hansen, Deller, Nall and Mitchell, Ms. Christenson and non-employee directors as a group, will vest in full and be cancelled (upon the consent of the option holder) in exchange for the right to receive the cash payment, of approximately $4.7 million, $2.1 million, $360,000, $1.6 million, $1.2 million and $5.6 million, respectively. These options have a weighted average exercise of $8.0417, $8.0417, $10.7024, $8.0417, $8.0417 and
$10.1521, respectively.

     EverTrust Management Recognition Plan. Directors and officers of EverTrust have received grants of restricted stock under EverTrust's 2000 Management Recognition Plan, with vesting of the shares to occur over a period of five years, subject to limited exceptions. As of the August 13, 2004 record date, the aggregate number of unvested restricted stock held by Messrs. Hansen, Deller, Nall and Mitchell and Ms. Christenson was 24,801 shares, 10,783 shares, 5,473 shares, 10,783 shares and 14,017 shares, respectively, as well as 30,130 shares held by all non-employee directors as a group. These restricted shares will vest on October 1, 2004 and become eligible to be converted into the right to receive the same merger consideration as all other shares of EverTrust common stock held by shareholders, $25.6016 per share.

     In the event other unvested restricted shares of EverTrust were held by the executive officers and directors as of the close of the merger, the merger agreement provides for the vesting of all unvested restricted shares of EverTrust common stock upon a change in control of EverTrust. The merger will constitute a change in control of EverTrust. Following the October 1, 2004 final vesting date, however, no other unvested restricted shares of EverTrust will be held by the executive officers and directors.

     Compensation to the Strategic Planning Committee. Messrs. Collins, Gaffney and Mills, who served as the members of the Strategic Planning Committee of the Board of Directors will receive an aggregate payment of $70,000 for their services to EverTrust in connection with the merger.

     Retention Arrangement with Robert L. Nall. In connection with the execution of the merger agreement, Mr. Nall will receive certain retention benefits. Mr. Nall has entered into an agreement with EverTrust whereby he will receive a cash payment of $500,000 from EverTrust (or KeyCorp as its successor) immediately following the effective time of the merger. In addition, Mr. Nall has entered into a contingent employment agreement with KeyBank, pursuant to which he will receive an annual base salary of $155,000, he will continue under his current EverTrust incentive compensation program until March 31, 2005 at which time, he will participate in the KeyBank incentive compensation program, and he will receive a one-time award of $250,000 in restricted stock of KeyCorp, as well as certain other benefits.

     Retention Arrangement with John Williams. In connection with the execution of the merger agreement, John Williams, Vice President and Chief Credit Officer of EverTrust Bank, has entered into a contingent employment agreement with KeyBank, pursuant to which he will receive an annual base salary of $101,760, he will continue under his current EverTrust incentive compensation program until March 31, 2005, at which time he will participate in the KeyBank incentive compensation program, and he will receive a one-time award of $150,000 in restricted stock of KeyCorp, as well as certain other benefits.

     Stock Ownership. The directors and executive officers of EverTrust, together with their affiliates, beneficially owned a total of 1,693,733 shares of EverTrust common stock, including options exercisable within 60 days of the record date (representing 24.4% of all outstanding shares of EverTrust common stock) as of the August 13, 2004 record date. The directors and executive officers will receive the same consideration in the merger for their shares as the other shareholders of EverTrust.

     Indemnification and Insurance. The merger agreement provides that, upon completion of the merger, KeyCorp will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees and agents of EverTrust and its subsidiaries to the fullest extent permitted by applicable laws and EverTrust's articles of incorporation and bylaws for a period of six years after completion of the merger. The merger agreement also provides that KeyCorp will maintain for a period of six years after completion of the merger coverage for acts or omissions occurring prior to the effective time of the merger. See "The Merger Agreement - Indemnification" for more information.

                             THE MERGER AGREEMENT

     The following discussion is qualified by reference to the merger agreement which is attached as Appendix A to this proxy statement and incorporated herein by reference. We urge you to read the merger agreement carefully in its entirety.

Merger Consideration

     The merger agreement provides that each share of EverTrust common stock outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $25.6016 in cash, without interest, subject to limited exceptions. Shares owned by EverTrust for its own account and shares owned by KeyCorp or any of its subsidiaries for their own account will be cancelled. Shares owned by holders who properly perfect appraisal rights under Washington law will be treated as described above under "The Merger - Dissenters' Appraisal Rights."

Treatment of EverTrust Stock Options

     At the effective time of the merger, each outstanding option to purchase EverTrust common stock, whether or not fully vested, with respect to which KeyCorp receives an option cancellation agreement, will be converted into the right to receive a cash payment (less applicable withholding taxes and without interest) equal to the excess, if any, of $25.6016 over the applicable exercise price per share of the stock option, multiplied by the number of shares of EverTrust common stock subject to that stock option immediately prior to the effective time of the merger. Payments will be made as soon as practicable after the effective time of the merger. To the extent any option holder does not deliver an option cancellation agreement to KeyCorp, that person's options will be converted into options to purchase shares of KeyCorp common stock, in accordance with the terms of the merger agreement.

Directors and Officers

     The merger agreement provides that the directors and officers of KC Subsidiary immediately before the merger will be the directors and officers of the surviving corporation.

Completion of the Merger

     The closing of the merger will take place on the last day of the month following the satisfaction or waiver of all of the conditions to the merger contained in the merger agreement, unless KeyCorp and EverTrust agree to another date. On the date of the closing, KeyCorp will file certificates of merger with the Secretary of State of Washington and Delaware. The merger will become effective at the time stated in the certificates of merger.

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



Subsequent to the completion of the merger, it is currently anticipated that EverTrust Bank will be merged into KeyBank.

     KeyCorp expects to complete the merger in the fourth quarter of 2004. However, we cannot guarantee when or if the required approvals will be obtained or what conditions these approvals might include. Furthermore, either party may terminate the merger agreement if, among other reasons, the merger has not been completed by March 31, 2005, unless failure to complete the merger by that time is due to the breach of any representation, warranty or covenant by the party seeking to terminate.

Surrender of Certificates

     Within ten calendar days after the completion of the merger, a payment agent designated by KeyCorp will mail to each individual or entity who, immediately prior to the effective time, is a holder of record of EverTrust common stock a letter of transmittal with instructions on how to exchange EverTrust stock certificates for the cash merger consideration. Please do not send in your EverTrust stock certificates until you receive the letter of transmittal and instructions from the payment agent and have completed the transmittal materials accordingly. Do not return your stock certificates with the enclosed proxy.

     After you mail the letter of transmittal and your stock certificates to the payment agent, a check for the cash you will receive in the merger will be mailed to you. The EverTrust certificate(s) you surrender will be cancelled. You will not be entitled to receive interest on any cash to be received in the merger.

     In the event of a transfer of ownership of any shares of EverTrust common stock that has not been registered in the transfer records of EverTrust, a check for the cash to be received in the merger may be issued to the person who holds such shares if the certificate representing such shares is presented to the payment agent with documents that are sufficient in the reasonable discretion of KeyCorp and the payment agent:

     1.     to evidence and effect such transfer, and

     2. to evidence that all applicable stock transfer taxes have been paid.

     After the completion of the merger, there will be no further transfers of EverTrust common stock. EverTrust stock certificates presented for transfer after the completion of the merger will be cancelled and exchanged for the merger consideration.

     If your EverTrust stock certificate(s) have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. The payment agent will send you instructions on how to provide such evidence and any additional requirements that need to be satisfied.

Conduct of Business Pending the Merger

     Pursuant to the merger agreement, we have agreed that our business and the business of our subsidiaries will be conducted only in the ordinary course, and we and our subsidiaries will use our best efforts to preserve intact our business organizations and assets and maintain existing relations with customers, employees and others. In addition, we have agreed not to, without the written consent of KeyCorp, among other things:

     * take any action that would adversely affect the ability to get regulatory approval or would have a material adverse effect;

     *     amend or restate our articles of incorporation or bylaws;

     *     split, combine or reclassify our capital stock;

     * declare or pay dividends, other than dividends not in excess of $0.11 per share per quarter in accordance with our past dividend practices;

     * repurchase, redeem or otherwise acquire any shares of our capital stock or related securities;

     * issue, sell or pledge any shares of our capital stock or related securities;

     * transfer, lease, sell or otherwise dispose of any of our material properties or assets, other than in the ordinary course of business consistent with past practices;

     *     make capital expenditures in excess of specified levels;

     * make any investment, other than in the ordinary course of business consistent with past practices;

     * extend credit or renew existing lines of credit, other than in the ordinary course of business consistent with past practices and within limits specified in the merger agreement;

     * incur any debt, other than in the ordinary course of business consistent with past practices;

     * make changes in our benefit plans or increase the compensation of any employee, director or independent contractor, other than as permitted under the merger agreement;

     * hire any new employees or promote any employee other than to satisfy existing obligations and to fill vacancies specified in the merger agreement;

     * make or adopt changes with respect to existing accounting principles, practices or methods;

     * settle any claim, action or proceeding, except for one which involves solely money damages in an amount which is not material and does not create precedent claims, actions or proceedings that are reasonably likely to be material;

     *     amend, re-file or otherwise modify any of our tax returns; or

     *     enter into an agreement to take any of these actions.

     In addition, we have agreed to use our reasonable best efforts to implement the requirements of the SEC regarding internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We have also agreed to cooperate with and grant access to an environmental consulting firm selected by KeyCorp to conduct Phase I and Phase II environmental assessments on any of our owned real property, and to pay half of the consulting firm's fees and expenses. See
Article IV of the merger agreement, which is attached to this proxy statement as Appendix A, for additional restrictions on our conduct of business pending the merger.

No Solicitation of Acquisition Proposals

     In accordance with the merger agreement, as of the date of the merger agreement, we immediately ceased and caused to be terminated all existing discussions, negotiations and communications with any third parties with respect to any acquisition proposal. An "acquisition proposal" means any proposal or offer with respect to the following involving us or any of our material subsidiaries:

     * any merger, consolidation, share exchange, business combination or similar transaction;

    * any sale, lease exchange, pledge, transfer or other disposition of 35% or more of consolidated assets or liabilities;

     * any tender offer or exchange offer for 10% or more of the outstanding shares of capital stock; or

     * any public announcement of a proposal, plan or intention to do any of the foregoing by a party other than KeyCorp.

We have also agreed, and will cause our subsidiaries, and our and our subsidiaries' officers, directors and agents:

     * not to initiate, solicit or encourage any inquiries or the making or implementation of any acquisition proposal; and

     * not to engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal, or otherwise facilitate any effort or attempt to make or implement an acquisition proposal.

     We have agreed to notify KeyCorp immediately if we receive any acquisition proposals or any request for information or negotiations or discussions in connection with an acquisition proposal or any inquiry which could lead to an acquisition proposal. We have also agreed to keep KeyCorp fully informed of the status and details of any such acquisition proposal or similar matters and any developments related thereto.

     Despite the general prohibitions discussed above and subject to the conditions described below, we or our Board of Directors may, at any time prior to approval of the merger agreement by our shareholders, take the following actions:

     * provide information in response to a request from a person who has made an unsolicited bona fide written acquisition proposal;

     *     engage in negotiations with such a person; or

     * recommend such an unsolicited bona fide written acquisition proposal.

We or the Board may take these actions only if:

     * the Board determines in good faith after consultation with outside legal counsel that the action is necessary in order for our directors to comply with their fiduciary duties under applicable law;

     *     that person has executed a customary confidentiality agreement;

     * we have made available to KeyCorp the same information being furnished to that person at substantially the same time that such information is provided to that person;

     * in the case of engaging in negotiations or recommending another acquisition proposal, our Board of Directors determines in good faith, after consultation with our financial advisor and outside counsel, that the acquisition proposal, if accepted, is reasonably likely to be a superior proposal (as described below); and

     * in the case of recommending a superior proposal, we have provided at least three business days' advance written notice to KeyCorp that we intend to take action regarding a superior proposal and have during those three business days negotiated in good faith with KeyCorp to make adjustments in the terms and conditions of the merger agreement such that the superior proposal would no longer constitute a superior proposal.

A "superior proposal" means any acquisition proposal that is not conditioned upon the ability to obtain financing for not less than 80% of our issued and outstanding shares or 80% of our consolidated assets that the Board of Directors determines in good faith is:

     * superior to our shareholders from a financial point of view and, taking into account the various aspects of the proposal, including conditions specified in the merger agreement, a more favorable transaction than the merger with KeyCorp; and

     * at least as likely to be approved and completed as the merger with KeyCorp.

     Except as required by its fiduciary duties in connection with a superior proposal, our Board of Directors may not withdraw, modify or qualify, in a manner adverse to KeyCorp, its recommendation of the merger.

Employee Benefits

     KeyCorp will provide our employees who continue as employees of KeyCorp or its subsidiaries with benefits under employee benefit plans (other than benefits under our equity-based plans) that are substantially comparable in the aggregate to those provided to similarly situated employees of KeyCorp and its subsidiaries. KeyCorp will also:

     * provide our employees with credit for their service with us prior to the merger for purposes of eligibility and vesting under the KeyCorp benefit plans (other than for purposes of benefit accrual under pension plans or retiree medical plans); and

to the extent practicable:

     * waive preexisting condition limitations under its medical, health and dental plans;

     * honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by our employees; and

     * waive any waiting period limitation or evidence of insurability requirement to the extent the employee had satisfied any similar limitation or requirement under a comparable benefit plan prior to the effective time.

KeyCorp has also agreed to provide our employees whose employment is terminated during the year following the merger under specified circumstances with agreed-upon severance payments and benefits.

Efforts to Complete the Merger

     We and KeyCorp have agreed to cooperate with each other and to use reasonable best efforts to take all actions and do all things necessary or advisable to consummate the merger, including by:

     *     promptly preparing and filing all necessary documentation;

     * effecting all necessary applications, notices, petitions, filings and other documents; and

     * obtaining as promptly as practicable all necessary permits, consents, orders, approvals and authorizations of, and any exemptions by, all third parties and governmental entities.

     We and KeyCorp have also agreed to provide each other an advance opportunity to review governmental and third party filings and submissions and, where practicable, to consult with each other in respect of those filings and submissions. We and KeyCorp have also agreed to give each other notice of any material events.

Indemnification

     KeyCorp has agreed, for a period of six years following the effective time of the merger, to indemnify each of our and our subsidiaries' present and former directors and officers with respect to acts or omissions in their capacity as such, against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the effective time of the merger, to the fullest extent permitted by, and subject to any limitation imposed by, applicable law and our articles of incorporation and bylaws.

     KeyCorp has further agreed to provide, for a period of six years after the effective time of the merger, to persons covered by our existing directors' and officers' liability insurance policy coverage under the existing policy (or under a substitute policy providing comparable or better coverage than our existing policy), subject to a maximum annual premium of 200% of the annual premium we currently pay per year. If KeyCorp is unable to maintain or obtain such insurance, it will obtain as much comparable insurance as available for up to 200% of the annual premium we paid per year.

Conditions to the Merger

     Our obligation and that of KeyCorp to consummate the merger are subject to the satisfaction or mutual waiver at or prior to the effective date of the following conditions, among others:

     * the merger agreement shall have been duly approved by EverTrust shareholders in accordance with Washington law;

     * all governmental and regulatory consents, approvals and authorizations, and all other necessary consents to complete the merger shall have been obtained; and

     * no provision of any applicable law or regulation and no judgment, injunction or decree shall prohibit the completion of the merger.

     In addition, the obligation of KeyCorp to complete the merger is subject to the satisfaction or waiver by KeyCorp of the following conditions:

     * our representations and warranties in the merger agreement shall, subject to materiality qualifiers, be true and correct as of the effective time of the merger (except that representations and warranties that speak specifically as of the date of the merger agreement or some other date shall be true and correct as of that date);

     * the performance by us, in all material respects, of our obligations under the merger agreement, including obtaining all necessary third party approvals and consents (other than the regulatory approvals described above); and

     * that we have satisfied KeyCorp of our compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (concerning our internal controls over financial reporting).

     In addition, our obligation to complete the merger is subject to the satisfaction or waiver by us of the following conditions:

     * the representations and warranties of KeyCorp in the merger agreement shall, subject to materiality qualifiers, be true and correct as of the effective time of the merger (except that representations and warranties that speak specifically as of the date of the merger agreement or some other date shall be true and correct as of that date); and

     * the performance by KeyCorp, in all material respects, of its obligations under the merger agreement.

     For a complete description of all of the conditions to the obligations of the parties to effect the merger, see Article V of the merger agreement, which is attached to this proxy statement as Appendix A.

Representations and Warranties

     We and KeyCorp have made certain customary representations and warranties to each other relating to our business. For more information on these representations and warranties, please refer to the merger agreement, which is attached to this proxy statement as Appendix A. A condition to KeyCorp's obligation to consummate the merger is that our representations and warranties must be true and correct as of the effective time of the merger (except that representations and warranties that speak specifically as of the date of the merger agreement or some other date shall be true and correct as of that date), subject to materiality qualifiers.  See "-Conditions to the Merger."

     Our customary representations and warranties in the merger agreement include, but are not limited to, those relating to:

     * our corporate existence, capitalization and authorization to enter into the merger agreement;

     *     government filings required in connection with the merger;

     * absence of violations of our articles of incorporation and bylaws, applicable laws and certain contracts, and absence of the creation of any lien as a result of entering into the merger agreement and completing the merger;

     * the accuracy and completeness of our filings with the SEC, including our financial statements;

     * the conduct of our business in the ordinary course and the absence of any material adverse change;

     * litigation, licenses, compliance with law and undisclosed liabilities;

     * material contracts, insurance, environmental matters, taxes, internal controls and matters relating to property and leases;

     * receipt of an opinion of our financial advisor with respect to the merger consideration;

     * employment, noncompetition and retention agreements, trust administration and owned real estate;

     *     employee benefit plans and arrangements and labor matters; and

     *     the non-applicability of anti-takeover statutes.

     Many of the representations and warranties we make are qualified by a material adverse effect standard. A material adverse effect for these purposes means an effect which:

     * is materially adverse to the business, properties, financial condition or results of operations of us and our subsidiaries, taken as a whole;

     * materially impairs or delays our or KeyCorp's ability to consummate the merger; or

     * enables any person to prevent or impair the consummation of the merger.

In determining whether a material adverse effect has occurred, any effect to the extent attributable to or resulting after June 24, 2004 (the date of the merger agreement) of the following shall be excluded: (i) changes in laws, regulations or interpretations of laws or regulations generally affecting the banking or bank holding company businesses; (ii) changes in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking or bank holding company businesses; and (iii) events, conditions or trends in economic, business or financial conditions generally or affecting the banking or bank holding company businesses specifically.

     The merger agreement contains customary representations made by KeyCorp and its wholly-owned subsidiary including but not limited to those relating to:

     * their corporate existence and authorization to enter into the merger agreement;

     *     government filings required in connection with the merger;

     * absence of violations of their charter documents, applicable laws and certain contracts and absence of the creation or imposition of any lien as a result of entering into the merger agreement and completing the merger;

     *     absence of brokers and finders; and

     *     the availability of funds to pay the merger consideration.

     The representations and warranties made by KeyCorp and its wholly-owned subsidiary are qualified by the material adverse effect standard described above for EverTrust.

     The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Termination of the Merger Agreement

     We or KeyCorp may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger (notwithstanding any approval of the merger agreement by our shareholders) as follows:

     *     by our and KeyCorp's mutual written consent;

     *     by either KeyCorp or us if:

           * the other party to the merger agreement materially breaches any representation, warranty, covenant or agreement in the merger agreement, which breach is not cured or curable within 45 days after written notice is given and would cause certain conditions to consummation of the merger agreement not to be satisfied;

           * any required governmental approval has been denied or any governmental entity issues a final, unappealable ordering prohibiting the merger; or

           * the merger is not consummated by March 31, 2005, unless the failure to consummate the merger is due to the breach of any representation, warranty or covenant of the party seeking to terminate.

     *     by KeyCorp if:

           * our Board of Directors withdraws or adversely modifies in a manner adverse to KeyCorp its approval of the merger agreement or its recommendation to our shareholders to approve the merger agreement and the merger;

           * we have failed to substantially comply with our obligations with respect to the solicitation of other acquisition proposals or our Board of Directors recommends or endorses a competing acquisition proposal; or

           * one of the environmental assessments required by the merger agreement on our owned real property is not acceptable to KeyCorp and the clean up or other costs exceed $500,000 for an individual property or $1.0 million in the aggregate.

Expenses and Termination Fee

     Except as otherwise provided in the merger agreement, KeyCorp and EverTrust will each pay their own expenses in connection with the merger. In addition:

     * if the merger agreement is terminated because (i) the merger is not consummated by March 31, 2005, (ii) our Board of Directors does not continue to recommend that you adopt the merger agreement, withdraws its recommendation or modifies its recommendation in a manner adverse to KeyCorp or (iii) our shareholders do not approve the merger agreement or the special meeting of shareholders to adopt the merger agreement is not held;

     * if before the merger agreement is terminated, we receive an acquisition proposal that is made public or violates the merger agreement, or we violate our obligations in the merger agreement regarding acquisition proposals by other parties or our obligation to obtain shareholder approval of the merger agreement; and

     * prior to 15 months after termination of the merger agreement, we consummate an acquisition proposal or enter into a definitive agreement or letter of intent with respect to an acquisition proposal;

we must pay KeyCorp a termination fee of $9.75 million.

     We are also required to pay KeyCorp a termination fee of $9.75 million if KeyCorp terminates the merger agreement because:

     *     we recommend or endorse an acquisition proposal by another party;
           or

     * our Board of Directors does not continue to recommend that you vote to approve the merger agreement, withdraws its recommendation or modifies its recommendation in a manner adverse to KeyCorp.

In no event will we be required to pay termination fees in excess of $9.75 million in the aggregate.

Amendment of the Merger Agreement

     Any part of the merger agreement may be amended or waived prior to completion of the merger, but after shareholder approval any amendment to the kind of consideration or to decrease the amount of consideration to be paid to shareholders would require further shareholder approval.

Accounting Treatment

     KeyCorp will account for the merger under the purchase method of accounting. This means that KeyCorp and EverTrust will be treated as one company as of the date of the merger and KeyCorp will record the fair market value of EverTrust's assets less liabilities on its financial statements. KeyCorp will record any difference between the purchase price and the fair value of EverTrust's identifiable net assets as goodwill.

                 PRINCIPAL HOLDERS OF EVERTRUST COMMON STOCK

     The following table provides information regarding ownership of EverTrust common stock as of August 13, 2004, by beneficial owners of more than 5% of the outstanding shares of EverTrust common stock, each director, each named executive officer and all directors and executive officers of EverTrust and EverTrust Bank as a group. SEC regulations state that "named executive officers" include all individuals serving as chief executive officer during the last completed fiscal year, regardless of compensation level, and the four most highly compensated executive officers, other than the chief executive officer, whose total annual salary and bonus for the last completed fiscal year exceeded $100,000 and who were serving as executive officers at the end of the last fiscal completed year.

                                      Number of Shares     Percent of Shares
Name                               Beneficially Owned (1)    Outstanding
--------------------------------   ----------------------  ------------------

Beneficial Owners of More Than 5%

Private Capital Management, Inc.,         545,507                7.87%
 Bruce S. Sherman and Gregg J.
 Powers (2)
8889 Pelican Bay Boulevard
Naples, Florida 34108

Michael B. Hansen (3)(4)                  449,712                6.49
P.O. Box 569
Everett, Washington 98205

Directors

Margaret B. Bavasi                         85,773                1.24%
Thomas R. Collins                          98,933                1.43
Thomas J. Gaffney                         100,712                1.45
R. Michael Kight                           87,545                1.26
Louis H. Mills                             64,621                0.93
George S. Newland                          81,625                1.18
William J. Rucker                         103,370                1.49
Robert G. Wolfe                            51,121                0.74

Named Executive Officers

Michael B. Hansen (3)(4)                  449,712                6.49
Michael R. Deller (4)                     193,809                2.80
Robert L. Nall (5)                         69,079                1.00
Lorelei Christenson (6)                   156,007                2.25
Jeffrey R. Mitchell (7)                   151,426                2.18

All Executive Officers and
 Directors as a Group (14 persons)      1,693,733               24.43

--------------
(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if he or she has voting and/or investment power with respect to such security. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power. Shares held in accounts under the ESOP, as to which the holders have voting power but not investment power, are included as follows: Mr. Hansen, 12,927 shares; Mr. Deller, 10,348 shares; Ms. Christenson, 7,111 shares; Mr. Nall, 6,525 shares; and Mr. Mitchell, 7,093 shares; all executive officers and directors as a group, 44,004 shares. Shares of restricted stock awarded under EverTrust's 2000 Management Recognition Plan, as to which the holders have voting power but not investment power, are included as follows: Mrs. Bavasi, 4,162 shares; Mr. Collins, 4,162 shares; Mr. Gaffney, 4,519 shares; Mr. Kight, 4,885 shares; Mr.

     Mills, 1,500 shares; Mr. Newland, 4,519 shares; Mr. Rucker, 4,884 shares; Mr. Wolfe, 1,500 shares; Mr. Hansen, 24,801 shares; Mr. Deller, 10,783 shares; Mr. Nall, 5,475 shares; Ms. Christenson, 14,017 shares; and Mr. Mitchell, 10,783 shares; all executive officers and directors as a group, 95,991 shares. The amounts shown also include the following number of shares which the indicated individuals have the right to acquire within 60 days of the August 13, 2004 record date through the exercise of stock options granted pursuant to EverTrust's 2000 Stock Option Plan: Mrs. Bavasi, 46,876 shares; Mr. Collins, 48,121 shares; Mr. Gaffney, 48,121 shares; Mr. Kight, 48,121 shares; Mr. Mills, 48,121 shares; Mr. Newland, 28,873 shares; Mr. Rucker, 48,121 shares; Mr. Wolfe, 48,121 shares; Mr. Hansen, 269,587 shares; Mr. Deller, 119,442 shares; Mr. Nall, 23,938 shares; Ms. Christenson, 67,396 shares; and Mr. Mitchell, 91,656 shares; all executive officers and directors as a group, 928,994 shares.
(2)  Based on an amended Schedule 13G filed with the SEC on February 13, 2004.
(3) Includes the amounts detailed in footnote 1 received from the ESOP, the Management Recognition Plan and the Stock Option Plan, as well as 19,037 shares held in EverTrust's 401(k) Profit Sharing Plan and Trust. Also includes 19,500 shares held jointly by Mr. Hansen and his spouse and 4,650 shares held in Mr. Hansen's spouse's individual retirement account, of which Mr. Hansen is deemed to have beneficial ownership.
(4)  Messrs. Hansen and Deller are also directors of EverTrust.
(5) Includes 381 shares owned by Mr. Nall's spouse's individual retirement account.
(6) Includes 7,500 shares owned by Ms. Christenson's spouse's individual retirement account.
(7) Includes 909 shares owned by Mr. Mitchell's spouse's individual retirement account.

         MARKET PRICE AND DIVIDEND DATA FOR EVERTRUST'S COMMON STOCK

     EverTrust's common stock is traded on the Nasdaq National Market under the symbol "EVRT." As of August 13, 2004, there were 6,932,848 shares of common stock outstanding and approximately 1,789 shareholders of record, excluding persons or entities who hold stock in nominee or "street name" accounts with brokers. In December 2003, EverTrust's Board of Directors approved a three-for-two stock split effective in January 2004. All share numbers, prices, earnings per share amounts and dividends paid have been restated to reflect the stock split.

     The following table sets forth the market price range of EverTrust's common stock and the quarterly cash dividends declared per share for the periods indicated, as reported on the Nasdaq National Market.

    Year        Fiscal Quarter           High        Low       Dividends
   ------       --------------          -------    -------     ---------

    2005        First Quarter           $25.420    $15.990      $0.110

    2004        First Quarter           $16.853    $15.133      $0.080
                Second Quarter           19.433     15.267       0.100
                Third Quarter            21.333     17.613       0.110
                Fourth Quarter           21.173     17.700       0.110


    2003        First Quarter           $12.773    $11.667      $0.077
                Second Quarter           13.660     11.033       0.077
                Third Quarter            14.820     11.900       0.077
                Fourth Quarter           15.987     14.273       0.080

     On June 24, 2004, the last trading day prior to the joint announcement by KeyCorp and EverTrust that they had entered into the merger agreement, the closing per share sales price of EverTrust common stock was $19.96. On August 12, 2004, which is the last practicable date prior to the printing of this proxy statement, the closing price for the EverTrust common stock was $25.40.

                          FORWARD-LOOKING STATEMENTS

     This proxy statement, including information incorporated by reference, contains, and future filings by EverTrust on Form 10-K, Form 10-Q and Form 8-K and future oral and written statements and press releases by

EverTrust and its management may contain, forward-looking statements about EverTrust which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements with respect to anticipated future operating and financial performance, including revenue creation, lending origination, operating efficiencies, loan sales, charge-offs and loan loss provisions, deposits and refinancing of liabilities, growth opportunities, interest rates, acquisition and divestiture opportunities and synergies, and efficiencies. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. These forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Accordingly, EverTrust cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.

     Many of these forward-looking statements appear throughout this proxy statement. Words such as may, could, should, would, believe, anticipate, estimate, expect, intend, plan and similar expressions are intended to identify these forward-looking statements. The important factors discussed below, as well as other factors discussed elsewhere in this document and factors identified in our filings with the SEC and those presented elsewhere by our management from time to time, could cause actual results to differ materially from those indicated by the forward-looking statements made in this document. Among the factors that could cause our actual results to differ from these forward-looking statements are:

     * the strength of the U.S. economy in general and the strength of the local economies in which we conduct our operations; general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in the credit quality of our loans and leases and other assets;

     * the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve;

     * financial markets, monetary and interest rate fluctuations, particularly the relative relationship of short-term interest rates to long-term interest rates;

     * the timely development of and acceptance of new products and services of EverTrust and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services;

     * the impact of changes in financial services laws and regulations (including laws and regulations concerning taxes, accounting standards, banking, securities and insurance); legislative or regulatory changes may adversely affect the business in which we are engaged;

     *     the impact of technological changes;

     * the availability of new acquisitions, joint ventures and alliance opportunities that build shareholder value;

     *     changes in consumer spending and saving habits; and

     *     our success at managing the risks involved in the foregoing.

     EverTrust disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

                   WHERE YOU CAN FIND MORE INFORMATION

     EverTrust files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy such reports, statements and information at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Reports, proxy statements and other information filed by EverTrust are also available on the Internet at the SEC's website at http://www.sec.gov.

     The SEC allows EverTrust to "incorporate by reference" information into this proxy statement, which means that EverTrust can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement, except for any information superseded by information contained directly in the proxy statement or in later filed documents incorporated by reference in this proxy statement. This document incorporates by reference the following documents that EverTrust has filed with the SEC:

     1.     EverTrust's Annual Report on Form 10-K for the year ended March
            31, 2004;
     2. EverTrust's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004; and
     3.     EverTrust's Current Report on Form 8-K dated June 25, 2004.

     EverTrust incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement and the date of the special meeting or, if sooner, the termination of the merger agreement. These include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Documents incorporated by reference are available from EverTrust without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this proxy statement. Shareholders of EverTrust may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from Lorelei Christenson, Corporate Secretary, EverTrust Financial Group, Inc., 2707 Colby Avenue, Suite 600, Everett, Washington 98201; telephone number: (425) 258-3645. In order to ensure timely delivery of the documents, any request should be made by September 9, 2004.

     KeyCorp has supplied all information contained or incorporated by reference in this proxy statement relating to KeyCorp and EverTrust has supplied all information contained in this proxy statement relating to EverTrust.

     You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated August 20, 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders should not create any implication to the contrary.

                               SHAREHOLDER PROPOSALS

     In the event that the merger is not approved by shareholders at the special meeting, EverTrust expects it would hold its 2005 annual meeting of shareholders in July 2005. Any proposal intended to be presented by any shareholder for action at the 2005 annual meeting of shareholders must have been received by the Corporate Secretary of EverTrust at EverTrust's main office at 2707 Colby Avenue, Suite 600, Everett, Washington 98201, no later than February 16, 2005 in order to be eligible for inclusion in EverTrust's proxy materials for the 2005 annual meeting of shareholders. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

     If a shareholder wishes to present a proposal at EverTrust's annual meeting, the shareholder must give advance notice to EverTrust not less than 30 nor more than 60 days prior to the meeting unless less than 31 days notice of the meeting is given to shareholders, in which case the shareholder must give notice to EverTrust within ten days after disclosure of the meeting date. EverTrust's Articles of Incorporation specifies the information that must accompany notice of a shareholder proposal. Copies of the Articles of Incorporation may be obtained from the Corporate Secretary of EverTrust.

                                                                    APPENDIX A

------------------------------------------------------------------------------




                        AGREEMENT AND PLAN OF MERGER

                        dated as of June 24, 2004

                                  among

                                 KEYCORP,

                            KC SUBSIDIARY, INC.

                                   and

                       EVERTRUST FINANCIAL GROUP, INC.




------------------------------------------------------------------------------

                             TABLE OF CONTENTS

                                                                        Page

                                 RECITALS

A.    Acquiror                                                          A-1
B.    Acquiror Sub                                                      A-1
C.    Company                                                           A-1
D.    Approvals                                                         A-1
E.    Retention Agreements                                              A-1

                                ARTICLE I
                               The Merger

1.1   The Merger                                                        A-1
1.2   Directors of the Surviving Corporation                            A-2
1.3   Officers of the Surviving Corporation                             A-2
1.4   Effective Time                                                    A-2
1.5   Closing                                                           A-2

                               ARTICLE II
  Conversion or Cancellation of Shares; Options and Other Stock-Based Awards

2.1   Conversion or Cancellation of Shares                              A-2
2.2   Exchange of Old Certificates; Payment of the Consideration        A-3
2.3   Options and Other Stock-Based Awards                              A-4
2.4   Dissenting Shareholders                                           A-4

                              ARTICLE III
                    Representations and Warranties

3.1   Disclosure Letter                                                 A-4
3.2   Standards                                                         A-5
3.3   Representations and Warranties of Company                         A-5
3.4   Representations and Warranties of Acquiror and Acquiror Sub      A-14

                              ARTICLE IV
                              Covenants

4.1   Conduct of Business Pending the Effective Time.                  A-15
4.2   Dividends                                                        A-17
4.3   Acquisition Proposals                                            A-17
4.4   Stockholder Approval                                             A-19
4.5   Filings; Other Actions                                           A-19
4.6   Information Supplied                                             A-20
4.7   Access and Investigations                                        A-20
4.8   Certain Modifications; Restructuring Charges                     A-21
4.9   Takeover Laws                                                    A-21
4.10  Conversion of Options                                            A-21
4.11  Benefit Plans                                                    A-22
4.12  Indemnification and Insurance                                    A-23

4.13  Publicity                                                        A-24
4.14  Reasonable Best Efforts; Additional Agreements                   A-24
4.15  Notification of Certain Matters                                  A-24
4.16  Expenses                                                         A-24
4.17  Section 16(b) Exemption                                          A-24
4.18  Compliance with Sarbanes-Oxley Requirements                      A-25
4.19  Environmental Assessments                                        A-25

                              ARTICLE V
                              Conditions

5.1   Conditions to Each Party's Obligation to Effect the Merger       A-26
5.2   Conditions to Obligation of Acquiror                             A-26
5.3   Conditions to Obligation of Company                              A-26


                              ARTICLE VI
                              Termination

6.1   Termination                                                      A-27
6.2   Fee                                                              A-28
6.3   Effect of Termination and Abandonment                            A-28

                              ARTICLE VII
                             Miscellaneous

7.1   Survival                                                         A-28
7.2   Modification or Amendment                                        A-28
7.3   Waiver of Conditions                                             A-28
7.4   Counterparts                                                     A-29
7.5   Governing Law                                                    A-29
7.6   Notices                                                          A-29
7.7   Entire Agreement, Etc                                            A-29
7.8   Definition of "subsidiary" and "affiliate"; Covenants with
      Respect to Subsidiaries and Affiliates                           A-29
7.9   Interpretation; Effect                                           A-30
7.10  No Third Party Beneficiaries                                     A-30
7.11  Waiver of Jury Trial                                             A-30

                             INDEX OF DEFINED TERMS

                                                              Location of
     Term                                                     Definition

     Acquiror                                                    Preamble
     Acquiror Common Stock                                      Recital A
     Acquiror Sub                                                Preamble
     Acquisition Proposal                                          4.3(a)
     Acquisition Proposal Interest                                 4.3(a)
     affiliate                                                        7.8
     Agreement                                                   Preamble
     Benefit Plans                                              3.3(o)(i)
     BHC Act                                                    3.3(e)(i)
     Certificates of Merger                                        1.4(a)
     Change in Company's Recommendation                            4.3(c)
     Charter                                                       1.1(c)
     Closing                                                          1.5
     Closing Date                                                     1.5
     Company                                                     Preamble
     Company Common Stock                                       Recital C
     Company Insiders                                                4.17
     Company Meeting                                                  4.4
     Company Option                                                2.3(a)
     Company Preferred Stock                                    Recital C
     Company Section 16 Information                                  4.17
     Confidentiality Agreement                                     4.3(b)
     Consideration                                                 2.1(a)
     Contracts                                                 3.3(e)(ii)
     DGCL                                                          1.1(b)
     Disclosure Letter                                                3.1
     Dissenters' Shares                                            2.1(a)
     Effective Time                                                1.4(a)
     Environmental Assessments                                   4.19(ii)
     Environmental Laws                                            3.3(p)
     ERISA                                                      3.3(o)(i)
     ERISA Affiliate                                          3.3(o)(iii)
     ERISA Plans                                               3.3(o)(ii)
     Exception Shares                                              2.1(a)
     Exchange Act                                               3.3(e)(i)
     FDIC                                                     3.3(h)(iii)
     Federal Reserve Board                                      3.3(e)(i)
     Financial Statements                                     3.3(f)(iii)
     Governmental Entity                                        3.3(e)(i)
     HSR                                                        3.3(e)(i)
     Indemnified Party                                            4.12(a)
     Internal Revenue Code                                     3.3(j)(vi)
     IRS                                                       3.3(o)(ii)
     Liens                                                      3.3(c)(v)
     Material Adverse Effect                                       3.2(b)
     Maximum Amount                                               4.12(b)
     Merger                                                        1.1(a)
     New Option                                                   4.10(a)
     NYSE                                                         4.10(a)

     Old Certificate                                               2.1(c)
     Old Share                                                     2.1(c)
     Option Consent                                                2.3(b)
     Option Conversion Ratio                                      4.10(a)
     Owned Real Property                                           3.3(w)
     Payment Agent                                                 2.2(a)
     PBGC                                                     3.3(o)(iii)
     Pension Plan                                              3.3(o)(ii)
     Person                                                        2.2(b)
     Phase I Assessments                                          4.19(i)
     Phase II Assessments                                        4.19(ii)
     Proxy Statement                                                  4.5
     Regulatory Approvals                                       3.3(e)(i)
     Reports                                                    3.3(f)(i)
     Representatives                                               4.3(a)
     Rights                                                    3.3(c)(iv)
     SEC                                                        3.3(f)(i)
     Securities Act                                             3.3(f)(i)
     Securities Laws                                            3.3(f)(i)
     SOX 404                                                         4.18
     subsidiary                                                       7.8
     Superior Proposal                                             4.3(b)
     Surviving Corporation                                         1.1(a)
     Takeover Laws                                             3.3(d)(ii)
     Tax                                                           3.3(j)
     Termination Date                                              6.1(d)
     WBCA                                                          1.1(b)

     AGREEMENT AND PLAN OF MERGER, dated as of June 24, 2004, (this "Agreement"), among KEYCORP ("Acquiror"), KC SUBSIDIARY, INC. ("Acquiror Sub") and EVERTRUST FINANCIAL GROUP, INC. ("Company").

                                  RECITALS

          A. Acquiror. Acquiror is an Ohio corporation with its principal executive offices located in Cleveland, Ohio. Acquiror has (i) 1,400,000,000 authorized shares of common stock, par value $1.00 per share ("Acquiror Common Stock"), of which not more than 410,335,022 shares were outstanding as of April 30, 2004, together with the rights issued pursuant to the Restated Rights Agreement, dated as of May 15, 1997, between Acquiror and KeyBank National Association, as Rights Agent; and (ii) 25,000,000 authorized shares of preferred stock, par value $1.00 per share, of which no shares were outstanding as of April 30, 2004.

          B. Acquiror Sub. Acquiror Sub is a Delaware corporation and a wholly owned subsidiary of Acquiror that has been organized for the purpose of effecting the Merger (as defined below). As of the date hereof, Acquiror Sub has 1,000 authorized shares of common stock, par value $0.001 per share.

          C. Company. Company is a Washington corporation with its principal executive offices located in Everett, Washington. As of the date hereof, Company has (i) 49,000,000 authorized shares of common stock, with no par value per share ("Company Common Stock"), of which not more than 6,892,660 shares are outstanding; and (ii) 1,000,000 authorized shares of preferred stock, with no par value per share ("Company Preferred Stock"), of which no shares are outstanding.

          D. Approvals. The Board of Directors of each of Acquiror and Company has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Acquiror and Company, respectively, and in the best interests of their respective stockholders, (ii) determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and (iii) authorized and approved this Agreement.

          E. Retention Agreements. Simultaneously with the execution and delivery of this Agreement, Acquiror is entering into contingent retention agreements with Robert L. Nall and John Williams.

          NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties hereto approve, adopt and make this Agreement and Plan of Merger and prescribe the terms and conditions hereof and the manner and mode of carrying it into effect, which are as follows:

                                    ARTICLE I

                                   The Merger

          1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Acquiror Sub shall merge with and into Company (the "Merger"), and the separate corporate existence of Acquiror Sub shall thereupon cease. Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Washington. Acquiror may at any time prior to the Effective Time change the method of effecting the combination of Company and Acquiror Sub (including the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Consideration (as hereinafter defined), (ii) adversely affect the tax treatment of Acquiror's stockholders or Company's stockholders pursuant to this Agreement, (iii) adversely affect the tax treatment of Company or Acquiror pursuant to this Agreement or (iv) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event Acquiror makes such a change, Company agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

          (b) The Merger shall have the effects specified in this Agreement and the Washington Business Corporation Act (the "WBCA") and the Delaware General Corporation Law (the "DGCL").

          (c) The articles of incorporation of Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the "Charter"), until thereafter amended as provided therein or by applicable law, except that Article IV of the Charter shall be amended to read in its entirety as follows: "The aggregate number of shares that the Company shall have the authority to issue is one thousand (1,000) shares of common stock, par value $0.001 per share."

          (d) The by-laws of Acquiror Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable law.

          1.2 Directors of the Surviving Corporation. Immediately after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of Acquiror Sub in office immediately prior to the Effective Time, until their respective successors are duly elected and qualified.

          1.3 Officers of the Surviving Corporation. Immediately after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of Acquiror Sub in office immediately prior to the Effective Time.

          1.4 Effective Time. (a) Subject to the terms and conditions of this Agreement, on or before the Closing Date (as hereinafter defined), Acquiror will cause certificates of merger to be filed with the Office of the Secretary of State of the State of Washington as provided in Section 23B.11.050 of the WBCA and with the Office of the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL (together, the "Certificates of Merger"). The Merger shall become effective at such time as the Certificates of Merger have been filed, or at such other time as may be specified therein. The date and time at which the Merger becomes effective is herein referred to as the "Effective Time".

          (b) Acquiror and Company each will use reasonable best efforts to cause the Effective Time to occur on the last day of the month in which the satisfaction or waiver of the last of the conditions specified in Sections 5.1(a) and (b) and 5.2(c) and (e) of this Agreement has occurred; provided, however, that if the Effective Time would occur less than three business days after the satisfaction or waiver of the conditions described above, Acquiror and Company will cause the Effective Time to occur on the last day of the immediately following month (except that, if the immediately following month is December 2004, Acquiror and Company will cause the Effective Time to occur on December 15, 2004). Notwithstanding anything to the contrary in this
Section 1.4(b), Acquiror and Company may cause the Effective Time to occur on such earlier or later day following the satisfaction or waiver of such conditions as they may agree, consistent with the provisions of the WBCA and the DGCL.

          1.5 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Sullivan & Cromwell LLP in The City of New York, at such time as Acquiror and Company shall agree, on the date when the Effective Time is to occur (the "Closing Date").

                                  ARTICLE II

                      Conversion or Cancellation of Shares;
                      Options and Other Stock-Based Awards

          2.1 Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder:

          (a) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares, shall be converted into and constitute the right to receive consideration of $25.6016 in cash (the "Consideration"). "Exception Shares" means shares of Company Common Stock (i) owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted in good faith, by Company or by Acquiror or (ii) the holders of which have perfected and not withdrawn or lost their dissenters' rights with respect to such shares under Chapter 23B.13 of the WBCA ("Dissenters' Shares").

          (b) Acquiror Sub Common Stock. Each share of Acquiror Sub common stock outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

          (c) Rights as Stockholders; Stock Transfers. Each Exception Share shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares, is hereinafter defined as an "Old Share". Old Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate (an "Old Certificate") formerly representing Old Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive, as applicable, without interest, upon exchange of such Old Certificate in accordance with this Article II (i) any dividends with respect to Company Common Stock with a record date prior to the Effective Time but unpaid as of the Effective Time and (ii) the Consideration.

          2.2   Exchange of Old Certificates; Payment of the Consideration.

          (a) Appointment of Payment Agent. Until the first anniversary of the Effective Time, Acquiror shall make available on a timely basis or cause to be made available to a payment agent agreed upon by Acquiror and Company (the "Payment Agent") cash in an amount sufficient to allow the Payment Agent to make all payments that may be required in exchange for Old Certificates pursuant to this Article II. Upon such anniversary, any such cash remaining in the possession of the Payment Agent (together with any earnings in respect thereof) shall be delivered to Acquiror. Any holder of Old Certificates who has not theretofore exchanged his or her Old Certificates for the Consideration pursuant to this Article II shall thereafter be entitled to look exclusively to Acquiror, and only as a general creditor thereof, for the Consideration to which he or she may be entitled upon exchange of such Old Certificates pursuant to this Article II. Notwithstanding the foregoing, neither the Payment Agent nor any party hereto, shall be liable to any holder of Old Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (b) Exchange Procedures. Promptly after the Effective Time, but in no event later than ten days thereafter, Acquiror shall cause the Payment Agent to mail or deliver to each individual, bank, corporation, partnership, trust, association or other entity or organization (a "Person") who was, immediately prior to the Effective Time, a holder of record of Company Common Stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Payment Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the Consideration. Upon surrender to the Payment Agent of an Old Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate shall promptly be provided in exchange therefor, but in no event later than ten business days after due surrender, a check in the amount of the Consideration to which such holder is entitled pursuant to this
Article II, and the Old Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Old Certificates. If any cash payment is to be made in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the making of such payment of the Consideration in a name other than that of the registered holder of the Old Certificate surrendered, or shall establish to the satisfaction of the Surviving Corporation and the Payment Agent that any such taxes have been paid or are not applicable.

          (c) Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Old Shares.

          (d) Lost, Stolen or Destroyed Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Payment Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Payment Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Surviving Corporation or the Payment Agent shall, in exchange for such lost, stolen or destroyed Old Certificate, pay or cause to be paid the Consideration deliverable in respect of the Old Shares formerly represented by such Old Certificate pursuant to this Article II.

          2.3 Options and Other Stock-Based Awards. (a) Each outstanding option to purchase shares of Company Common Stock, whether vested or unvested, exercisable or unexercisable (a "Company Option"), with respect to which Acquiror has received a duly executed Option Consent (as defined below) prior to 3:00 p.m. New York time on the business day immediately preceding the Effective Time, will, without any action on the part of the holder, be converted at the Effective Time into the right to receive payment at the Effective Time of an amount in cash equal to the product of (a) the excess of the Consideration over the exercise price per share, if any, subject to such Company Option and (b) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time; provided that Acquiror shall be entitled to withhold from such cash payment any amounts required to be withheld by applicable law. Each Company Option to which this paragraph applies will be cancelled and shall cease to exist by virtue of such payment.

          (b) Prior to the Effective Time, Company shall take all necessary actions to effect the foregoing Section 2.3(a), including (1) using best efforts to obtain prior to ten business days after the Proxy Statement (as defined below) is mailed to Company shareholders a written consent in form and substance satisfactory to Acquiror from each Company Option holder, including consent to the terms of Section 2.3(a) (each, an "Option Consent"), including employees of Company and its subsidiaries and each of the directors on Company's Board of Directors, in each case, in their individual capacities, and (2) obtaining resolutions of Company's Board of Directors and of the board of directors of any subsidiary of Company or of a duly authorized committee thereof, as applicable, in form and substance satisfactory to Acquiror, to effect the foregoing Section 2.3(a).

          (c) With respect to any Company Option that Acquiror has not received a duly executed Option Consent prior to 3:00 p.m. New York time on the business day immediately preceding the Effective Time, the provisions of this Section 2.3 shall not apply and shall have no effect and, in lieu thereof, the provisions of Section 4.10 shall apply.

          2.4 Dissenting Shareholders. Dissenters' Shares will be paid for by or at the direction of Acquiror in accordance with Chapter 23B.13 of the WBCA. Company shall give Acquiror prompt notice of any notice received by Company of a shareholder's intent to demand payment for such shareholder's Company Common Stock, withdrawals of any such notice or demand, and any other related instruments served pursuant to Chapter 23B.13 of the WBCA and received by Company. Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any demands for payment for Dissenters' Shares or offer to settle, or settle, or negotiate in respect of any such demands.

                                  ARTICLE III

                        Representations and Warranties

          3.1 Disclosure Letter. At least forty-eight hours prior to the execution and delivery hereof, Company has delivered to Acquiror a letter (its "Disclosure Letter") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Company's representations or warranties contained in Section 3.3 or to one or more of its covenants contained in Article IV; provided that (a) no such item is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in a Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as hereinafter defined) with respect to Company.

          3.2 Standards. (a) No representation or warranty of any party hereto contained in Section 3.3 or 3.4, other than:

          (i) the representations and warranties in Sections 3.3(a), 3.3(b), 3.3(d), 3.3(e)(ii)(A), 3.3(f)(ii) and (iii), 3.3(g)(i), 3.3(k),
           3.3(m), 3.3(o), 3.3(q)(i) and 3.3(u), which shall be true and correct in all material respects;

          (ii) the representations and warranties in Section 3.3(i), when made as of the date of this Agreement, shall be true and correct in all material respects; and

          (iii) the representations and warranties in Sections 3.3(c) (except for de minimis errors), 3.3(g)(ii), 3.3(s), 3.3(t) and 3.3(w) which shall be true and correct in all respects;

shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in
Section 3.3 or 3.4, as applicable, has had or is reasonably likely to have a Material Adverse Effect on such party.

          (b) The term "Material Adverse Effect" means an effect which (A) is materially adverse to the business, properties, financial condition or results of operations of Acquiror or Company, as the context may dictate, and its subsidiaries, taken as a whole, (B) materially impairs or delays the ability of Acquiror or Company to consummate the Merger or (C) enables any Person to prevent or impair the consummation by Acquiror or Company of the Merger; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect to the extent attributable to or resulting after the date of this Agreement from (i) any changes in laws, regulations or interpretations of laws or regulations generally affecting the banking or bank holding company businesses, but not uniquely relating to Acquiror or Company, (ii) any change in generally accepted accounting principles or regulatory accounting requirements, generally affecting the banking or bank holding company businesses, but not uniquely relating to Acquiror or Company, (iii) events, conditions or trends in economic, business or financial conditions generally or affecting the banking or bank holding company businesses specifically, except to the extent any such events, conditions or trends in economic, business or financial conditions have a disproportionately adverse effect upon Acquiror or Company, as the context may dictate, (iv) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (v) the effects of the actions contemplated by Section 4.8 and
(vi) changes resulting from transaction expenses, including legal, accounting and investment bankers' fees incurred in connection with this Agreement.

          3.3 Representations and Warranties of Company. Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in Company's Disclosure Letter, Company hereby represents and warrants to Acquiror and Acquiror Sub, that:

          (a) Corporate Organization and Qualification. It is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. It is duly qualified to do business as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification. It has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted. It has made available to Acquiror a complete and correct copy of its governing documents, each as amended to the date hereof and as in full force and effect as of the date hereof.

          (b) Subsidiaries. Each of its subsidiaries is duly organized, and (to the extent applicable) validly existing and in good standing under the laws of the jurisdiction of incorporation or organization of such subsidiary, and is duly qualified to do business in each jurisdiction where the property owned, leased or operated, or the business conducted, by such subsidiary requires such qualification. Each of its subsidiaries has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. A true and complete list of its direct and indirect subsidiaries as of the date hereof is set forth in Paragraph 3.3(b) of its Disclosure Letter.

          (c)   Capital Stock.

          (i)   The information in Recital C hereof is true and correct.

          (ii) As of the date hereof, no shares of its common stock or preferred stock were held in treasury by it or otherwise owned by it or its subsidiaries for its own account.

          (iii) All the outstanding shares of its common stock, and its preferred stock, if any, have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights.

          (iv) As of the date hereof, except as specifically set forth in Paragraph 3.3(c)(iv) of its Disclosure Letter (which shall set forth in detail (including exercise prices) all outstanding (i) stock options,
     (ii) stock appreciation rights and (iii) restricted stock) (A) there are no shares of its common stock or its preferred stock authorized and reserved for issuance, (B) it does not have any Rights issued or outstanding with respect to any of its capital stock and (C) no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Right or a Contract for the purchase, subscription or issuance of any securities of it. As used herein, "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

          (v) All the outstanding shares of capital stock of each of its subsidiaries owned by it or a subsidiary of it have been duly authorized and validly issued and are fully paid and (except, with respect to bank subsidiaries, as provided in 12 U.S.C. section 55 or under applicable state law) nonassessable, and are owned by it or a subsidiary of it free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind or Rights ("Liens").

          (d)  Corporate Authority and Action.

          (i) It has the requisite corporate power and authority and has taken all corporate action necessary in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement and to consummate the Merger, subject only to receipt of the requisite approval of the holders of at least a two-thirds of the outstanding shares of Company Common Stock. This Agreement is its valid and legally binding agreement enforceable in accordance with its terms. Its stockholders have no dissenters' or similar rights in connection with the Merger except pursuant to Chapter 23B.13 of the WBCA.

          (ii) It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of (A) any "moratorium", "control share", "fair price", "supermajority", "affiliate transactions", "business combination" or other state antitakeover laws and regulations (collectively, "Takeover Laws"), including Chapter 23B.19 of the WBCA, and (B) the provisions of
     Article XI, Section A of its articles of incorporation (but subject to the provisions of Article IV, Section C of its articles of incorporation). As of the date hereof, its Board of Directors has unanimously approved the transactions contemplated by this Agreement.

          (e)  Governmental Filings; No Violations.

          (i) Other than the applications, notices, reports and other filings required to be made by it in connection with the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act)"), the approval of the Washington State Department of Financial Institutions, the approval of the Office of the Comptroller of the Currency under the Bank Merger Act, and the approvals of other federal, state and local, domestic and foreign authorities regulating financial institutions; other than as required under the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder, the "Exchange Act"), the rules of the National Association of Securities Dealers, Inc. and other applicable securities exchanges and self-regulatory organizations and the Hart-Scott-Rodino Antitrust Improvements Act ("HSR"), and other than as set forth in Paragraph 3.3(e) of its Disclosure Letter (the "Regulatory Approvals"), no applications, notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, administrative agency, court, commission, self-regulatory authority, agency, other entity, domestic or foreign, or other body acting in an adjudicative capacity ("Governmental Entity"), in connection with the execution, delivery or performance of this Agreement by it and the consummation by it of the transactions contemplated hereby.

          (ii) The execution, delivery and performance of this Agreement does not and will not, and the consummation by it of any of the transactions contemplated hereby will not (individually or in conjunction with any other event), constitute or result in (A) a breach or violation of, or a default under, its articles of incorporation or by-laws, or the comparable governing instruments of any of its subsidiaries, or (B) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation (written or oral) ("Contracts") of it or any of its subsidiaries or (C) subject to the receipt of all Regulatory Approvals, a violation of any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, or any change in the rights or obligations of any party under any of the Contracts.

         (f)  Reports and Financial Statements.

         (i) It has made available to Acquiror each registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated by it under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the "Securities Act"), the Exchange Act and state securities and "Blue Sky" laws (together with the Securities Act and state securities and "Blue Sky" laws, the "Securities Laws") with respect to periods since December 31, 2001 through the date of this Agreement and will promptly deliver each such registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated after the date hereof (collectively, whether filed before or after the date hereof, its "Reports"), each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (or if not so filed, in the form used or circulated).

          (ii) As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the Reports, including the financial statements, exhibits and schedules thereto, filed, used or circulated prior to the date hereof complied (and each of the Reports filed after the date of this Agreement, will comply) with applicable Securities Laws and did not (or in the case of Reports filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (iii) Each of its consolidated statements of condition or balance sheets included in or incorporated by reference into its Reports, including the related notes and schedules, fairly presented (or, in the case of Reports prepared after the date of this Agreement, will fairly present) the consolidated financial position of it and its subsidiaries as of the date of such statement of condition or balance sheet and each of the consolidated statements of income, cash flows and changes in stockholders' equity included in or incorporated by reference into its Reports, including any related notes and schedules, fairly presented (or, in the case of Reports prepared after the date of this Agreement, will fairly present) the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Collectively, its foregoing consolidated statements of condition or balance sheets, statements of income, cash flows and stockholders' equity are referred to as its "Financial Statements". Its auditor is independent within the meaning of generally accepted accounting principles and related rules of the SEC. It is in compliance with the provisions of the Sarbanes-Oxley Act of 2002 and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate.

          (g) Absence of Certain Events and Changes. Since March 31, 2004, except as disclosed in its Reports filed on or prior to the date hereof, (i) it and its subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses, and (ii) there has not been any change or development or combination of changes or developments which, individually or in the aggregate, has resulted in, or is reasonably likely to result in, a Material Adverse Effect on it.

          (h) Compliance with Laws and Other Matters. Other than as set forth in Paragraph 3.3(h) of Company's Disclosure Letter, it and each of its subsidiaries:

          (i) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, as of the date hereof, each of its subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of "satisfactory" or better and is "well managed" and "well capitalized", as defined in Regulation Y of the Federal Reserve Board;

          (ii) has all permits, licenses, franchises, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit it or such subsidiary to carry on its business as currently conducted;

          (iii) has, since December 31, 2000, received no notification or communication from any Governmental Entity (including the Federal Reserve Board and any other bank, insurance or securities regulatory authority)
     (A) asserting that it or any of its subsidiaries is not in compliance with any statutes, regulations or ordinances (or indicating, in the absence of any such assertion, a possible investigation or inquiry with respect to any of the foregoing), (B) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, Federal Deposit Insurance Corporation ("FDIC") deposit insurance;
     and

          (iv) is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, the FDIC) or the supervision or regulation of it or any of its subsidiaries and neither it nor any of its subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

     (i) Litigation. Other than as set forth in Paragraph 3.3(i) of Company's Disclosure Letter, there are no criminal or administrative investigations or hearings of, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings of, before or by any Person (including any Governmental Entity) pending or, to its knowledge, threatened, against or affecting it or any of its subsidiaries (including under the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discrimination, or the Bank Secrecy Act).

          (j)  Taxes.

          (i) All federal, state, local and foreign Tax (as hereinafter defined) returns, including all information returns, required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed returns are complete and accurate. It has made available to Acquiror true and correct copies of the United States federal income Tax returns filed by it or its subsidiaries for each of the two most recent fiscal years ended on or before March 31, 2003.

          (ii) Except as disclosed in its Reports, all Taxes attributable to it or any of its subsidiaries that are or were due or payable (without regard to whether such Taxes have been assessed) have been paid in full or have been adequately provided for on its consolidated balance sheet and consolidated statement of earnings or income (in accordance with generally accepted accounting principles).

          (iii) As of the date of this Agreement and except as disclosed in its Reports, there is no outstanding audit examination, deficiency, refund or other tax litigation or outstanding waivers or agreements extending the applicable statute of limitations for the assessment or collection of any Taxes for any period with respect to any Taxes of it or its subsidiaries. All Taxes due with respect to completed and settled examinations or concluded litigation relating to it or any of its subsidiaries have been paid in full or have been recorded on its or such subsidiary's balance sheet and consolidated statement of earnings or income (in accordance with generally accepted accounting principles).

          (iv) Neither it nor any of its subsidiaries is a party to a Tax sharing, indemnification or similar agreement, is or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group over which it is or was the common parent) or otherwise has any liability for the Taxes of any party (other than its own Taxes and those of its subsidiaries).

          (v) The proper and accurate amounts have been withheld from all employees, creditors, or third parties (and timely paid to the appropriate Governmental Entity or set aside in an account for such purposes) for all periods through the Closing Date in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including income, social security and employment tax withholding for all types of compensation).

          (vi) Neither it nor any of its subsidiaries has been a party to any distribution occurring during the last three (3) years in which the parties to such distribution treated the distribution as one to which
     Section 355 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") applied.

          (vii) Neither it nor any of its subsidiaries is a party to any "listed transaction" as defined in Treasury Regulation Section 1.6011-4(b)(2).

          (viii) No Liens for Taxes exist with respect to it or its subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for (in accordance with generally accepted accounting principles).

          (ix) No closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to it.

          (x) It will not be required, as a result of (a) a change in accounting method for a Tax period beginning on or before the Closing, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Closing Date, or (b) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any tax period beginning on or after the Closing.

          (xi) No tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

The term "Tax" includes any tax or similar governmental charge, impost or levy (including income taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, withholding taxes, employee withholding taxes, worker's compensation, payroll taxes, unemployment insurance, social security, minimum taxes or windfall profits taxes), together with any related liabilities, penalties, fines, additions to tax or interest, imposed by any federal, state or local, domestic or foreign government or subdivision or agency thereof.

          (k) Internal Controls. None of its or its subsidiaries' records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its subsidiaries or accountants except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence. It and its subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

          (l) Insurance. It and its subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices.

          (m) Books and Records. Its and its subsidiaries' books and records have been fully, properly and accurately maintained, and there are no inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present their financial position.

          (n) Labor Matters. Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of any proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving it or any of its subsidiaries pending or, to its knowledge, threatened, nor is it aware of any activity involving its or any of its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

          (o)  Employee Benefits.

          (i) Paragraph 3.3(o)(i) of its Disclosure Letter lists all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Company and its subsidiaries and current or former directors of Company, including "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (its "Benefit Plans"), and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans, including any trust instruments, insurance contracts and with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been provided to Acquiror.

          (ii) All Benefit Plans are in compliance with ERISA, the Internal Revenue Code and other applicable laws. Each Benefit Plan which is subject to ERISA (the "ERISA Plans") that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the "IRS") covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Any voluntary employees' beneficiary association within the meaning of
     Section 501(c)(9) of the Code that provides benefits under a Benefit Plan has (A) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code. Neither Company nor any of its subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company or any subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither Company nor any of its subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or
     Section 502 of ERISA.

          (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Company and its subsidiaries have not incurred and will not incur any withdrawal liability with respect to a "multiemployer plan", within the meaning of
     Section 3(37) of ERISA, under Subtitle E of Title IV of ERISA
     (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation ("PBGC") Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement.

          (iv) All contributions required to be made under each Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in its Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. It is not reasonably anticipated that the required minimum contributions to any Pension Plan under Section 412 of the Code will be increased by application of Section 412(l) of the Code. Neither Company nor any of its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (v) Under each Pension Plan that is a single-employer plan, as of the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan.

          (vi) As of the date hereof, there is no pending or, to the knowledge of Company threatened, litigation relating to the Benefit Plans. Neither Company nor any of its subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement other than as required to comply with Section 4980B of the Code or Part 6 of Title I of ERISA. Company or its subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

          (vii) There has been no amendment to, announcement by Company or any of its subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any employees of Company or any of its subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof,
     (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Benefit Plans, (C) limit or restrict the right of Company or, after the consummation of the transactions contemplated hereby, Acquiror to merge, amend or terminate any of the Benefit Plans or (D) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

          (p) Environmental Matters. Other than as set forth in Paragraph 3.3(p) of Company's Disclosure Letter, neither the conduct nor operation of it or its subsidiaries nor any condition of any property presently or previously owned, leased, used or operated by any of them (including in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated any Environmental Laws (as hereinafter defined) and no condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, could result in obligations or liabilities with respect to any of them under any Environmental Laws. Neither it nor any of its subsidiaries has received any notice from any Person that it or its subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Laws, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property. As used herein, "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

          (q)  Agreements.

          (i) Except for this Agreement or as may be specifically required or contemplated by this Agreement or as set forth in Paragraph 3.3(q) of Company's Disclosure Letter, it and its subsidiaries are not a party to or bound by (A) any material Contract (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to be performed after the date hereof that has not been filed with or incorporated by reference in its Reports filed on or prior to the date hereof; (B) any Contract containing covenants that limit the ability of it or any of its subsidiaries to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, it or any of its subsidiaries may carry on its business; (C) any Contract that involves performance of services or delivery of goods or materials to or by it or any of its subsidiaries of an amount or value in excess of $100,000; (D) any Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of it or any of its subsidiaries in excess of $100,000; (E) any lease, rental or occupancy agreement, license, installment and conditional sale agreement or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property having a value or providing for aggregate payments in excess of $100,000;
     (F) any Contract for capital expenditures in excess of $100,000; (G) any joint venture, partnership or similar Contract providing for the sharing of profits, losses, costs or liabilities by it or any of its subsidiaries with any other Person, (H) any agreement providing for the indemnification by Company or any of its subsidiaries of any Person; (I) any agreement providing for any future payments that are conditioned, in whole or in part, on a change of control of Company or any of its subsidiaries; or (J) any material agreement that contains a "most favored nation" clause.

          (ii) None of it or any of its subsidiaries is, with or without the giving of notice or lapse of time or both, in default under any material Contract.

          (r) Knowledge as to Conditions. As of the date of this Agreement, it knows of no reason why the Regulatory Approvals should not be obtained in time for the Closing to take place prior to the Termination Date.

          (s) Fairness Opinion. As of the date of this Agreement, it has received the written opinion, dated the date of this Agreement, of its financial advisor, Keefe, Bruyette & Woods, Inc., to the effect that the Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

          (t) Brokers and Finders. None of it, its subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that it has retained Keefe, Bruyette & Woods, Inc. as its financial advisor. A true and correct copy of Company's engagement letter with such financial advisor has been set forth in Company's Disclosure Letter.

          (u) Employment, Noncompetition and Retention Agreements. It has entered into certain employment agreements, noncompetition agreements and retention agreements as set forth in Company's Disclosure Letter, each of which has been duly authorized, executed and delivered by it and none of which shall be modified, amended or supplemented without the prior written consent of Acquiror.

          (v) Trust Administration. Each subsidiary of Company that acts in a fiduciary capacity has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Company, any subsidiary of Company, nor any director, officer, or employee of Company or any of its subsidiaries acting on behalf of Company or any of its subsidiaries, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account. There is no investigation or inquiry by any Governmental Entity pending, or to the knowledge of Company, threatened, against or affecting

Company or any of its subsidiaries relating to the compliance by Company or any such subsidiary with sound fiduciary principles and applicable regulations.

          (w) Owned Real Property. As of the date hereof, Paragraph 3.3(w) of Company's Disclosure Letter contains a true and complete list of each parcel of real property owned by Company or its subsidiaries, whether by foreclosure or acquisition of deeds in lieu of foreclosure of mortgages or otherwise, other than any real property held as "other real-estate owned" or "OREO" (the "Owned Real Property").

          3.4 Representations and Warranties of Acquiror and Acquiror Sub. Subject to and giving effect to Section 3.2, each of Acquiror and Acquiror Sub hereby represent and warrant to Company that:

          (a) Corporate Organization and Qualification. It is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. It is duly qualified to do business as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification. It has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted. It has made available to Company a complete and correct copy of its governing documents, each as amended to the date hereof and as in full force and effect as of the date hereof.

          (b) Corporate Authority and Action. It has the requisite corporate power and authority and has taken all corporate action necessary in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement and to consummate the Merger. This Agreement is its valid and legally binding agreement enforceable in accordance with its terms. Its stockholders have no dissenters' or similar rights in connection with the Merger. As of the date hereof, its Board of Directors or Executive Committee, as the case may be, has unanimously approved the transactions contemplated by this Agreement.

          (c)  Governmental Filings; No Violations.

          (i) Other than the Regulatory Approvals, no applications, notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any Governmental Entity, in connection with the execution, delivery or performance of this Agreement by it and the consummation by it of the transactions contemplated hereby.

          (ii) The execution, delivery and performance of this Agreement does not and will not, and the consummation by it of any of the transactions contemplated hereby will not (individually or in conjunction with any other event), constitute or result in (A) a breach or violation of, or a default under, its articles of incorporation or by-laws, or the comparable governing instruments of any of its subsidiaries, or (B) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) pursuant to, any provision of any Contracts of it or any of its subsidiaries or (C) subject to the receipt of all Regulatory Approvals, a violation of any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, or any change in the rights or obligations of any party under any of the Contracts.

          (d) Interim Operations of Acquiror Sub. Acquiror Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Closing Date, will have engaged in no business other than in connection with the transactions contemplated by this Agreement.

          (e) Brokers and Finders. None of it, its subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein.

          (f) Financing. Acquiror has, and will have, as and when required, the funds necessary to consummate the Merger and pay the Consideration in accordance with the terms of this Agreement.

                                ARTICLE IV

                                Covenants

          4.1   Conduct of Business Pending the Effective Time.

          (a) Company Conduct of Business Pending the Effective Time. Company agrees, as to itself and its subsidiaries, that, except insofar Acquiror shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) or except as otherwise expressly contemplated by this Agreement or as set forth in Paragraph 4.1(a) of its Disclosure Letter:

          (i) The business of it and its subsidiaries will be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its subsidiaries will use all reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

          (ii) Except as required by law, it and its subsidiaries will not knowingly take any action that, individually or in the aggregate, would
     (1) adversely affect the ability of anyone to obtain any Regulatory Approval (2) materially adversely affect its ability to perform its obligations under this Agreement; or (3) reasonably be expected to have a Material Adverse Effect.

          (iii) It will not (1) sell or pledge, agree to sell or pledge, or permit any Lien to exist on, any stock of any of its subsidiaries as of the date hereof; (2) amend or restate its articles of incorporation or by-laws; (3) split, combine or reclassify any outstanding capital stock;
     (4) except as permitted by Section 4.2, split, declare, set aside or pay any dividend or distribution payable in cash, stock or other property with respect to any of its capital stock; or (5) repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

          (iv) Neither it nor any of its subsidiaries will (1) other than pursuant to the exercise of stock options and stock appreciation rights disclosed in Paragraph 3.3(c)(iv) of Company's Disclosure Letter, issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class; (2) other than in the ordinary course of business consistent with past practice, transfer, lease, license, guarantee, sell, mortgage, pledge or dispose of any other material property or assets or encumber any property or assets other than to a direct or indirect wholly owned subsidiary of it; or (3) authorize capital expenditures in excess of $50,000 individually or $250,000 in the aggregate or acquire any interest in real estate with any such capital expenditure.

          (v) Other than in the ordinary course of its banking business consistent with past practice with respect to debt and marketable securities (other than any equity securities), neither it nor any of its subsidiaries will make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person.

          (vi) Other than as set forth in Paragraph 4.1(a)(vi) of Company's Disclosure Letter, neither it nor any of its subsidiaries will (1) make, increase or purchase any loan, lease, advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (A) loans, advances or commitments in individual amounts less than $500,000 ($500,000 in the case of 1-4 family residential mortgage loans and $100,000 in the case of home equity lines) made in the ordinary course of business consistent with past practice and made in conformity with all applicable policies and procedures or (B) loans or advances as to which Company has a legally binding obligation to make such loan or advance as of the date hereof and a description of which has been provided by Company in writing to Acquiror prior to the execution of this Agreement in Company's Disclosure Letter; or (2) renegotiate, renew or extend the term of any loan, lease, advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except renegotiations, renewals or extensions of loans, advances or commitments in each case in amounts less than $5,000,000 on market terms, with a maturity or expiration date no later than June 24, 2009, with a loan to value ratio of 75% (with value being the lower of cost or appraised value) or less, in the ordinary course of business consistent with past practice and in conformity with all applicable policies and procedures or renegotiations, renewals or extensions of overdraft loans or passbook loans made in the ordinary course of business consistent with past practice and made in conformity with all applicable policies and procedures.

          (vii) Other than in the ordinary course of business consistent with past practice, neither it nor any of its subsidiaries will incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or make any loan or advance.

          (viii) Neither it nor its subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Benefit Plans or increase the salary, wage, bonus or other compensation of any employee, director or independent contractor except new grants and awards and increases and bonuses disclosed in Paragraph 4.1(a) (viii) of Company's Disclosure Letter.

          (ix) neither it nor its subsidiaries shall hire any person as an employee or promote any employee, except (1) to satisfy contractual obligations existing as of the date hereof and set forth in Paragraph 4.1(a)(ix) of Company's Disclosure Letter and (2) persons hired to fill any vacancies in existence as of the date of this Agreement and which are listed on Paragraph 4.1(a)(ix) of Company's Disclosure Letter or arising after the date hereof, in each case whose employment is terminable at the will of Company or a subsidiary and who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of no more than $75,000.

          (x) Neither it nor any of its subsidiaries will implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or regulatory accounting principles or applicable law.

          (xi) Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding against it, except for any claim, action or proceeding which involves solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Company and its subsidiaries, taken as a whole, and that does not involve or create precedent for claims, actions or proceedings that are reasonably likely to be material to Company and its subsidiaries taken as a whole.

          (xii) Neither it nor any of its subsidiaries will amend, re-file or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax return relating in whole or in part to Company or its subsidiaries with respect to any taxable year or period ending on or before the Effective Time, or make any Tax election, without the prior written consent of Acquiror.

          (xiii) Neither it nor any of its subsidiaries will authorize or enter into an agreement to take any of the actions referred to in paragraphs (i) through (xii) above.

Company may submit a written request to Acquiror for Acquiror's consent to any action that is not permitted by this Section 4.1(a). Any such written request shall be delivered by Company via facsimile and overnight mail to:

          Stephen Yose
          KeyBank National Association
          601 108th Avenue N.E.
          Bellevue, WA  98004
          Facsimile: 425-709-4519

          with a copy to:

          Larry Burke
          KeyBank National Association
          601 108th Avenue N.E.
          Bellevue, WA  98004
          Facsimile: 425-709-4519

With respect to any such written request by Company, Company shall be entitled to conclusively presume that Acquiror has consented to the action specified in the written request if Company has not received Acquiror's written objection to such request within (i) three business days after the date Acquiror receives such written request in the case of matters pertaining to Section 4.1(a)(vi) and (ii) five business days after the date Acquiror receives such written request in the case of any other written requests pertaining to
Section 4.1(a).

          (b) Acquiror Conduct of Business Pending the Effective Time. Acquiror agrees, as to itself and its subsidiaries, that, except insofar as Company shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) or except as otherwise expressly contemplated by this Agreement, except as required by law, it and its subsidiaries will not knowingly take any action that would (i) adversely affect the ability of anyone to obtain any Regulatory Approval; (ii) materially adversely affect its ability to perform its obligations under this Agreement; or (iii) reasonably be expected to have a Material Adverse Effect. Notwithstanding anything in this Section 4.1(b) to the contrary, Acquiror may make dispositions and acquisitions and agree to issue capital stock in connection therewith, provided that such transactions do not present a material risk that the Closing Date will be materially delayed or that any necessary approvals of any Governmental Entity required for the transactions contemplated hereby will be materially more difficult to obtain.

          4.2 Dividends. Company agrees that, from and after the date hereof until the Effective Time, (a) direct and indirect wholly owned subsidiaries of Company may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay dividends in cash, stock or other property; and (b) Company may pay quarterly dividends on outstanding shares of Company Common Stock at a rate not to exceed $0.11 per share per quarter, on substantially the same record and payment date schedules as have been utilized in the past. In addition, the Company may establish a record date immediately prior to the Effective Time for the payment of a dividend representing a pro rata portion of Company's most recent quarterly dividend based on the number of days elapsed since the end of the immediately preceding quarter.

          4.3 Acquisition Proposals. (a) Company shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any third parties with respect to any Acquisition Proposal. Neither Company nor any of its subsidiaries nor any of its respective executive officers and directors or the executive officers and directors of any of its subsidiaries shall, and it shall direct and use all reasonable best efforts to cause its executive officers and agents, including any investment banker, attorney or accountant retained by it or by any of its subsidiaries (collectively, its "Representatives"), not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Acquisition Proposal, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to implement or make an Acquisition Proposal. "Acquisition Proposal" means any proposal or offer with respect to the following involving Company or any of its material subsidiaries: (a) any merger, consolidation, share exchange, business combination or other similar transaction; (b) any sale, lease, exchange, pledge, transfer or other disposition of 35% or more of its consolidated assets or liabilities in a single transaction or series of transactions; (c) any tender offer or exchange offer for 10% or more of the outstanding shares of its capital stock; or (d) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the Merger provided for in this Agreement. Company shall ensure that the executive officers, directors and agents of Company and its subsidiaries and its other Representatives are aware of the restrictions described in this Section 4.3 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 4.3 by any executive officer, director, agent or other Representative of Company or its subsidiaries, at the direction or with the consent of Company or its subsidiaries, shall be deemed to be a breach of this Section 4.3 by Company. Notwithstanding anything in this Agreement to the contrary, Company shall (i) immediately, and in any event within twenty-four hours, advise Acquiror, orally and in writing, of (A) the receipt by it (or any of the other Persons referred to above) of any Acquisition Proposal, any request for information from, or any request for, or initiation or continuation of, any negotiations or discussions with Company or any of its subsidiaries or any of their respective Representatives, in each case in connection with any Acquisition Proposal or the possibility or consideration of making an Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal (any of the foregoing "Acquisition Proposal Interest"), (B) the material terms and conditions of such Acquisition Proposal or Acquisition Proposal Interest (whether written or oral), and (C) the identity of the Person making such Acquisition Proposal or expressing any such Acquisition Proposal Interest, (ii) prior to providing any such Person from whom an Acquisition Proposal or Acquisition Proposal Interest has been received with any material non-public information, notify Acquiror of the receipt of the same (and promptly provide to Acquiror any material non-public information regarding Company provided to any other Person that was not previously provided to Acquiror, such additional information to be provided no later than the next business day after the date of provision of such information to such other Person) and (iii) keep Acquiror fully informed of the status and details of any such Acquisition Proposal or Acquisition Proposal Interest and any developments with respect thereto. Company shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements in accordance with the terms thereof.

          (b) Notwithstanding Section 4.3(a), Company (i) may permit any Person who expresses an Acquisition Proposal Interest to make an Acquisition Proposal to the Board of Directors of Company, if the Board of Directors of Company with the advice of independent counsel (who may be Company's regularly engaged independent counsel) determines in good faith that the failure to do so would be inconsistent with the fiduciary duty of the Board of Directors of Company under applicable law, (ii) may furnish information concerning its business, properties or assets to any Person pursuant to a customary confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement dated April 26, 2004, entered into between Acquiror and Company (the "Confidentiality Agreement") if, and only if, such Person has on an unsolicited basis, and in the absence of any violation of this Section 4.3 by Company or any of its Representatives, submitted an Acquisition Proposal or Acquisition Proposal Interest that constitutes or, that in the good faith opinion of Company's Board of Directors, is reasonably likely to result in a Superior Proposal and (iii) may negotiate and participate in discussions and negotiations with such Person concerning an Acquisition Proposal if, and only if, (x) such Person has on an unsolicited basis, and in the absence of any violation of this Section 4.3 by Company or any of its Representatives, or by such Person or any of its Representatives of any confidentiality or standstill agreement, submitted a bona fide written Superior Proposal (as defined below) to Company and (y) in the good faith opinion of Company's Board of Directors, only after consultation with independent outside legal counsel to Company, the Board of Directors of Company has determined that engaging in such discussions or negotiations is in the best interests of Company and its shareholders and the failure to engage in such discussions or negotiations would be inconsistent with the Board's fiduciary duties to Company's shareholders under applicable law. A "Superior Proposal" means any Acquisition Proposal that is not conditioned upon the ability to obtain financing (or dependent upon financing that is subject to contingencies) (A) which is for not less than eighty percent (80%) of the issued and outstanding shares of Company Common Stock or eighty percent (80%) of the consolidated assets of Company and (B) which Company's Board of Directors determines in good faith, after consultation with a nationally recognized investment banking firm, is (I) superior to Company's shareholders from a financial point of view and, taking into account relevant legal, financial and regulatory aspects of the proposal and any other factors that Company's Board of Directors determines to be relevant, the identity of the third party making such proposal, and the conditions for completion of such proposal, a more favorable transaction than the Merger and (II) in the reasonable opinion of

Company's Board of Directors, based on discussions with Company's investment bankers and other information known to Company's Board of Directors, is at least as likely to be approved and completed as the Merger.

          (c) Except as expressly permitted by this Section 4.3(c), neither Company's Board of Directors nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or
(ii) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Acquiror, the approval or recommendation referred to in Section 4.4 by Company's Board of Directors or any such committee of this Agreement, the Merger or the other matters contemplated hereby or take any action or make any statement inconsistent with such approval (any action described in the foregoing clauses (i) and (ii), a "Change in Company's Recommendation"), or
(iii) enter into any letter of intent, agreement in principle or agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, Company's Board of Directors, subject to the terms of this and the following two sentences, to the extent that it determines in good faith, after consultation with independent outside legal counsel, that the failure to do so would be inconsistent with the Board's fiduciary duties to Company's shareholders under applicable law, may make a Change in Company's Recommendation. Company may make a Change in Company's Recommendation (A) at a time that is after the third day following Company's delivery to Acquiror of written notice advising Acquiror that Company's Board of Directors has determined that it has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal and indicating that it intends to make a Change in Company's Recommendation and (B) if, during such three (3) day period, Company and its advisors shall have negotiated in good faith with Acquiror to make adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal. Notwithstanding any Change in Company's Recommendation, unless otherwise directed in writing by Acquiror, this Agreement and the Merger shall be submitted to the shareholders of Company for the purpose of adopting this Agreement and approving the Merger and the other matters contemplated hereby at the meeting called by Company pursuant to Section 4.4, and nothing in this Agreement shall be deemed to relieve Company of such obligation. Any Change in Company's Recommendation shall not permit Company's Board of Directors to rescind or amend the resolutions adopting this Agreement or otherwise change the approval of Company's Board of Directors for purposes of causing any state takeover statute or other state law or provision of Company's articles of incorporation or by-laws to be inapplicable to the transactions contemplated thereby.

          (d)  Notwithstanding the foregoing, nothing contained in this
Section 4.3 or any other provision hereof shall prohibit Company or Company's Board of Directors from taking and disclosing to Company's stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure if, in the good faith judgment of the Board of Directors of Company, after consultation with outside counsel, failure to do so would be inconsistent with the Board's fiduciary duties to Company's stockholders under applicable law; provided, however, that Company's Board of Directors shall not in any case make a Change in Company's Recommendation except in accordance with Section 4.3(c).

          4.4 Stockholder Approval. Company agrees to take, in accordance with applicable law and its articles of incorporation and by-laws, all action necessary to convene a meeting of its stockholders (including any adjournment or postponement, the "Company Meeting"), as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the Merger and the other matters contemplated hereby. The Board of Directors of Company shall recommend such adoption and approval, and Company shall use its reasonable best efforts to solicit the adoption and approval of this Agreement, by its stockholders; provided that the Board of Directors of Company may withdraw, modify, condition or refuse to make such recommendation only in accordance with Section 4.3(c) in connection with the receipt of a Superior Proposal.

          4.5 Filings; Other Actions. (a) Each of Acquiror and Company agrees to cooperate in the preparation of a proxy statement and other proxy solicitation materials of Company (the "Proxy Statement"). Company agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, but in no event later than five weeks after the execution of this Agreement. Company will advise Acquiror promptly of the time when the Proxy Statement and any amendment or supplement to the Proxy Statement has been filed, and of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Company agrees to use its reasonable best efforts, after consultation with Acquiror, to respond promptly to all such comments of and requests by the SEC. Company will use its reasonable best efforts to cause the definitive Proxy Statement and all required amendments and supplements thereto to be mailed to its stockholders as promptly as practicable.

          (b) Each of Acquiror and Company agrees to cooperate with the other and, subject to the terms and conditions set forth in this Agreement, use reasonable best efforts to promptly prepare and file all necessary documentation (including making all required initial filings in connection with the Regulatory Approvals within 45 days of the date of this Agreement), to effect all necessary applications, notices, petitions, filings and other documents, and to obtain as promptly as practicable all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals. Each of Acquiror and Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the material information relating to the other party, and any of their respective subsidiaries, which appears in any material filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

          (c) Each of Acquiror and Company agree, upon request, to furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

          4.6 Information Supplied. Each of Company and Acquiror agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto, at the date of mailing to stockholders and at the time of the Company Meeting, will contain any statement which, in light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Company and Acquiror further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement. The Proxy Statement shall not be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Proxy Statement shall be filed, by Acquiror or Company, without consultation with the other party and its counsel.

          4.7 Access and Investigations. (a) Upon reasonable notice, Company agrees to (and shall cause each of its subsidiaries and affiliates to) afford Acquiror and its Representatives access, during normal business hours throughout the period until the Closing Date, to its properties, books, contracts and records and, during such period, shall (and shall cause each of its subsidiaries and affiliates to) furnish promptly to Acquiror all material information concerning its business, properties and personnel as may reasonably be requested. Neither Company nor any of its subsidiaries or affiliates shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Company's (including its subsidiaries and affiliates) customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule regulation, order, judgment or decree or any binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which restrictions of the preceding sentence apply.

          (b) Each party agrees, and will cause its respective subsidiaries, affiliates and Representatives not to use any information obtained from the other party (or such other party's subsidiaries, affiliates or Representatives), pursuant to this Section 4.7 or otherwise, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Each party will keep, and will cause its subsidiaries, affiliates and Representatives to keep, all information and documents obtained from the other party pursuant to this Section 4.7 or during the investigation leading up to the execution of this Agreement confidential unless such information (i) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, or (ii) is or becomes readily ascertainable from publicly available information or trade sources (other than as a result of a breach of this Agreement by such party or its subsidiaries, affiliates or Representatives). In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same, or (at such party's option) confirm in writing to such party that it has completely destroyed all such copies, documents, extracts, information and data.

          (c) No investigation by either of the parties or their respective Representatives shall affect the representations and warranties of the other set forth herein or preclude reliance thereon.

          4.8 Certain Modifications; Restructuring Charges. Company and Acquiror agree to consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and Company shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as Acquiror shall reasonably request; provided that (a) such modifications or changes comply with generally accepted accounting principles and regulatory requirements and guidelines and (b) the conditions specified in Sections 5.1(a) and (b) have been satisfied or waived. Company and Acquiror shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with generally accepted accounting principles, as Acquiror shall reasonably request. No party's representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 4.8.

          4.9 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of Acquiror and Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its stockholders other than as contemplated by
Section 4.4) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

          4.10 Conversion of Options. (a) With respect to any Company Options that Acquiror has not received a duly executed Option Consent prior to 3:00 p.m. New York time on the business day immediately preceding the Effective Time, the provisions of Section 2.3 shall not apply and shall have no effect and, in lieu thereof, the provisions of this Section 4.10 shall apply. Subject to the preceding sentence, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of a Company Option, each Company Option with respect to which such an Option Consent has not been so received and that is outstanding and unexercised, whether vested or unvested, immediately prior thereto shall be deemed to constitute an option (a "New Option") to purchase, on the same terms and conditions as were applicable under the terms of the Company 2000 Stock Option Plan, such number of shares of Acquiror Common Stock and at such an exercise price per share determined as follows:

          (i) Number of Shares. The number of shares of Acquiror Common Stock subject to a New Option shall be equal to the product of (A) the number of shares of Company Common Stock purchasable upon exercise of the Company Option and (B) the Option Conversion Ratio (as defined below), the product being rounded to the nearest whole share; and

          (ii) Exercise Price. The exercise price per share of Acquiror Common Stock purchasable upon exercise of a New Option shall be equal to (A) the exercise price per share of Company Common Stock under the Company Option divided by (B) the Option Conversion Ratio, the quotient being rounded to the nearest cent.

With respect to any such Company Options that are "incentive stock options" (as defined in Section 422(b) of the Internal Revenue Code), the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Internal Revenue Code. Company, or its Board of Directors or an appropriate committee thereof, has taken all action necessary on its part to give effect to the provisions of this Section 4.10 and shall take such other actions reasonably requested by Acquiror to give effect to the foregoing.

          For purposes of this Agreement "Option Conversion Ratio" shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Consideration by the average of the last reported sale prices per share of Acquiror Common Stock as reported on the New York Stock Exchange Inc. (the "NYSE") Composite Transactions Reporting System (as published in the Wall Street Journal or, if not published therein, in another authoritative source) during the ten consecutive trading days during which the shares of Acquiror Common Stock are traded on the NYSE ending on the last calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day, then ending on the trading day immediately preceding such calendar day.

          (b) Reservation and Registration of Shares. Prior to the Effective Time, Acquiror shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of Acquiror Common Stock to provide for the satisfaction of its obligations, if any, with respect to the New Options. If applicable, as soon as practicable following the Effective Time, Acquiror shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Acquiror Common Stock issuable upon exercise of the New Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and to maintain the current status of the prospectus or prospectuses contained therein) for so long as such New Options remain outstanding.

          4.11 Benefit Plans. (a) From and after the Effective Time, Acquiror shall provide employees of Company and its subsidiaries who continue as employees of Acquiror or its subsidiaries with benefits under employee benefit plans (other than stock options and other equity-based plans) substantially comparable in the aggregate to those provided to similarly situated employees of Acquiror and its subsidiaries, as the case may be. Acquiror shall cause each employee benefit plan, program, policy or arrangement in which employees of Company or its subsidiaries are eligible to participate to take into account for purposes of eligibility and vesting (but not benefit accrual under Pension Plans or retiree medical plans) thereunder the service of such employees with Company or its subsidiaries to the same extent as such service was credited for such purpose by Company or its subsidiaries under a comparable Benefit Plan (including for the avoidance of doubt the Company's Employee Severance Compensation Plan). Nothing herein shall limit the ability of Acquiror to amend or terminate any of the Benefit Plans in accordance with their terms at any time.

          (b) For employees of Company or its subsidiaries who become eligible to participate in a medical, dental or health plan of Acquiror, Acquiror shall cause, to the extent practicable, each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of Company or its subsidiaries, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under a comparable Benefit Plan prior to the Effective Time. To the extent that it is not practicable to allow employees of Company or its subsidiaries to participate in medical, dental and health programs of Acquiror at the Effective Time, Acquiror shall to the extent reasonably practicable continue in effect a comparable plan maintained by Company or an applicable Company subsidiary immediately prior to the Effective Time for the employees of Company or its subsidiaries, as the case may be, for a transition period and, during such transition period, the employees of Company or its subsidiaries who continue in the employ of Acquiror shall continue to participate in such plans.

          (c) If Acquiror determines that one or more Benefit Plans should be amended, modified or terminated as of immediately prior to the Effective Time, Company shall take, or cause to be taken, all actions reasonably requested by Acquiror to so amend, modify or terminate and, if reasonably necessary or appropriate or practicable, obtain applicable determination letters or other or other required approvals from the Internal Revenue Service and/or the Department of Labor, as appropriate, in connection with such action.

          (d) Company shall cooperate in preparing and distributing any notices that Acquiror may desire to provide prior to the Effective Time under the Workers Adjustment and Retraining Notification Act of 1988 (WARN Act) or any other applicable law relating to plant closings or employee separations or severance pay.

          (e) Acquiror shall assume and honor the accrued but unused vacation and sick time of employees of Company and its subsidiaries who continue as employees of Acquiror or any of its subsidiaries. Each full time employee of Company or a subsidiary who is employed immediately prior to the Effective Time and who is (x) not entitled to receive any form of severance under any agreement and (y) experiences an involuntarily termination of employment without cause at the Effective Time or within one year thereafter shall be entitled to receive a severance payment at the time of his or her involuntary termination of employment without cause within such one year period in accordance with the terms of Company's severance policies as in effect on the date of this Agreement (which are described in the fourth paragraph of Paragraph 3.3(o)(i) of Company's Disclosure Letter). For the avoidance of doubt, any employee who is eligible to receive a severance payment under this
Section 4.11(e) shall not be entitled to any severance payment under any benefit plan of Acquiror. In addition, Acquiror will provide outplacement services for all the employees of Company and its subsidiaries that are terminated in connection with the Merger or within one year of the Effective Time.

          (f) With respect to the Company's Employee Stock Ownership Plan, Company may file for a determination letter from the IRS with respect to the tax-qualified status of the Plan upon termination of such Plan. Prior to filing, Acquiror shall be given a reasonable opportunity to review and comment on such filing and the parties shall consult with each other and cooperate in good faith to effect the proper termination of the Company's Employee Stock Ownership Plan.

          4.12 Indemnification and Insurance. (a) For six years after the Effective Time, Acquiror agrees to indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of Company and its subsidiaries (each, an "Indemnified Party") following the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent such Indemnified Party would have been indemnified as a director or officer of Company or any of its subsidiaries under the WBCA and Company's articles of incorporation and by-laws.

          (b) Acquiror shall cause the Persons covered by the directors' and officers' liability policy currently maintained by Company immediately prior to the Effective Time to be covered for a period of six years after the Effective Time by the Company's directors' and officers' liability insurance policy (provided that Acquiror may substitute policies providing comparable or better coverage than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Acquiror be required to expend more than 200% per year of coverage of the amount currently expended by Company per year of coverage as of the date hereof under its directors' and officers' liability insurance policy (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto, and provided further that, if notwithstanding the use of reasonable best efforts to do so Acquiror is unable to maintain or obtain the insurance called for by this Section 4.12(b), Acquiror shall obtain as much comparable insurance as available for the Maximum Amount; provided further that such Persons may be required to make reasonable application and provide reasonable and customary representations and warranties to Acquiror's insurance carrier for the purpose of obtaining such insurance, comparable in nature and scope to the applications, representations and warranties required of persons who are officers and directors of Acquiror as of the date hereof.

          (c)  Any Indemnified Party wishing to claim indemnification under
Section 4.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Acquiror thereof; provided that the failure so to notify shall not affect the obligations of Acquiror under Section 4.12(a) unless and to the extent that Acquiror is prejudiced as a result of such failure.

          (d) The provisions of this Section 4.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

          4.13 Publicity. The initial press release relating hereto will be a joint press release and thereafter, except as otherwise required by law or the applicable rules of the NYSE, NASDAQ or any other self-regulatory organization, Company and Acquiror shall coordinate with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby.

          4.14 Reasonable Best Efforts; Additional Agreements. Subject to the terms and conditions of this Agreement, each of Acquiror and Company agrees to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger (it being understood that any amendments or supplements to the Proxy Statement or a resolicitation of proxies as a result of a transaction by Acquiror or its subsidiaries shall not violate this covenant).

          4.15 Notification of Certain Matters. Each of Acquiror and Company will give prompt notice to the other (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (a) is reasonably likely to result in any Material Adverse Effect with respect to it, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 5.2(a) or (b) or Section 5.3(a) or (b) to be satisfied, or to give rise to any right to terminate this Agreement pursuant to Section 6.1(b), unless the underlying breach would independently result in a failure of the conditions set forth in Section 5.2(a) or (b) or Section 5.3(a) or (b), as the case may be, to be satisfied or give rise to such termination right.

          4.16 Expenses. Each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that Acquiror and Company each shall bear and pay one-half of the following expenses: (a) the costs (excluding the fees and disbursements of counsel and accountants) incurred in connection with the preparation of applications to Governmental Entities for the approval of the Merger and (b) all fees paid for filings with Governmental Entities.

          4.17 Section 16(b) Exemption. Acquiror and Company agree that, in order to most effectively compensate and retain Company Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of (i) shares of Company Common Stock into the right to receive cash and (ii) Company Options into the right to receive options to purchase Acquiror Common Stock and/or cash, as applicable, in the Merger, and for that compensatory and retentive purpose agree to the provisions of this
Section 4.17. Assuming that Company delivers to Acquiror the Company Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the Board of Directors of Acquiror, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Company Insiders (as defined below) of cash and/or options to purchase Acquiror Common Stock in exchange for shares of Company Common Stock and Company Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Company Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law. "Company Section 16 Information" shall mean information accurate in all material respects regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for the right to receive cash in the Merger, and the number and description of Company Options held by each such Company Insider and expected to be converted into an option to purchase shares of Acquiror Common Stock or cash, as applicable, in connection with the Merger; provided that the requirement for a description of any Company Options shall be deemed to be satisfied if copies of all plans, and forms of agreements, under which such options have been granted are listed in Paragraph 3.3(o)(i) of Company's Disclosure Letter and copies of the same are attached to Company's Disclosure Letter. "Company Insiders" shall mean those officers and directors of Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Company Section 16 Information.

          4.18 Compliance with Sarbanes-Oxley Requirements. Company shall use its reasonable best efforts to implement the requirements of Section 404 of the Sarbanes-Oxley Act ("SOX 404") prior to the Effective Time in a manner satisfactory to Acquiror in its sole discretion such that Company's SOX 404 implementation is consistent with Acquiror's SOX 404 implementation or otherwise satisfactory to Acquiror. Acquiror shall cooperate with Company in its compliance with this Section 4.18 and Acquiror shall communicate with Company regarding Company's implementation efforts not less often than on a bi-monthly basis.

          4.19 Environmental Assessments. Upon reasonable notice, Company shall cooperate with and grant access to an environmental consulting firm selected by Acquiror and reasonably acceptable to Company, during normal business hours (and at such other times as may be agreed) to the Owned Real Property, for the purpose of conducting:

          (i) ASTM 1527 Phase I environmental assessments ("Phase I Assessments"); and

          (ii) ASTM 1903 Phase II environmental assessments ("Phase II Assessments" and together with the Phase I Assessments, the "Environmental Assessments") on any Owned Real Property in respect of which (A) a Recognized Environmental Condition (as such term is defined in the ASTM Standard) is identified in a Phase I Assessment or (B) a Phase I Assessment indicates conditions that Acquiror determines, in its sole discretion, merit further investigation. Each Phase II Assessment, if any, shall include an estimate by the environmental consulting firm preparing such Environmental Assessment of the costs of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities, as the case may be, relating to the Recognized Environmental Condition(s) or other conditions which are the subject of the Phase II Assessment.

Acquiror and Company each shall bear and pay one-half of the environmental consulting firm's fees and expenses. Within 15 days after the date hereof, Acquiror shall engage an environmental consultant reasonably acceptable to Company to perform the Phase I Assessments. Acquiror shall use reasonable efforts to cause its environmental consultant to complete and provide Acquiror with its written Phase I Assessment(s) within 45 days after such consultant is retained. Promptly following the receipt of all Phase I Assessments (but not later than 15 days thereafter), Acquiror shall order all applicable Phase II Assessments. Acquiror shall use reasonable best efforts to have all Environmental Assessments completed within 90 days of the date of this Agreement.

                                   ARTICLE V

                                  Conditions

          5.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of Acquiror, Acquiror Sub and Company to consummate the Merger is subject to the fulfillment or written waiver by Acquiror and Company prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been duly adopted and approved by the requisite vote of the stockholders of Company.

          (b) Governmental and Regulatory Consents. All statutory waiting periods applicable to the consummation of the Merger shall have expired or been terminated, and, other than the filing provided for in Section 1.4(a), all notices, reports and other filings required to be made prior to the Effective Time by Acquiror or Company or any of their respective subsidiaries with, and all regulatory consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by Acquiror or Company or any of their respective subsidiaries from, any Governmental Entity in connection with the consummation of the Merger and the other transactions contemplated hereby by Acquiror and Company shall have been made or obtained (as the case may be) and become final provided that none of the foregoing shall contain any term or condition which would have, or would be reasonably likely to have, a Material Adverse Effect on (A) Acquiror and its subsidiaries taken as a whole or (B) Company and its subsidiaries taken as a whole.

          (c) No Prohibitions. No United States or state court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

          5.2 Conditions to Obligation of Acquiror. The obligation of Acquiror to consummate the Merger is also subject to the fulfillment, or the written waiver by Acquiror, prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be, giving effect to Sections 3.1 and 3.2, true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); and Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.

          (b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.

          (c) Third Party Consents. All consents or approvals of all Persons (other than Governmental Entities) required for consummation of the Merger shall have been obtained and shall be in full force and effect.

          (d) SOX 404. Acquiror shall be satisfied, in its sole discretion (after consultation with Acquiror's independent accountants), with Company's implementation of the requirements of SOX 404.

          5.3 Conditions to Obligation of Company. The obligation of Company to consummate the Merger is also subject to the fulfillment, or the written waiver by Company prior to the Effective Time, of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Acquiror set forth in this Agreement shall be, giving effect to
Section 3.2, true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date) and Company shall have received a certificate, dated the Closing Date, signed on behalf of Acquiror by the Chief Administrative Officer or the Chief Executive Officer and the Chief Financial Officer of Acquiror to such effect.

          (b) Performance of Obligations of Acquiror. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Company shall have received a certificate, dated the Closing Date, signed on behalf of Acquiror by the Chief Administrative Officer or the Chief Executive Officer and the Chief Financial Officer of Acquiror to such effect.

                                   ARTICLE VI

                                   Termination

          6.1 Termination. This Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the shareholders of Company:

          (a) by the mutual consent of Acquiror and Company, if the board of directors of each so determines by vote of a majority of the members of its entire board;

          (b) by Acquiror or Company, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of a breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which is not cured or not curable within 45 days after written notice of such breach is given to the party committing such breach by the other party and which breach, individually or in the aggregate with other such breaches, would cause the conditions set forth in Section 5.2(a) and (b), in the case of breaches by Company, or Section 5.3(a) and (b), in the case of breaches by Acquiror, not to be satisfied;

          (c)  by Acquiror or Company by written notice to the other if either
(i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated hereby shall have been denied in writing or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

          (d) by Acquiror or Company, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by March 31, 2005 (the "Termination Date"), unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate;

          (e) by the Board of Directors of Acquiror in the event that (i) the Board of Directors of Company does not continue to recommend that its stockholders adopt this Agreement, withdraws such recommendation or modifies or changes such recommendation in a manner adverse to the interests of Acquiror, (ii) Company has failed to substantially comply with its obligations under Section 4.3 or 4.4 or (iii) the Board of Directors of Company has recommended or endorsed an Acquisition Proposal; or

          (f) by Acquiror upon written notice that is received by Company within five days of the receipt of any Phase II Assessment if such Phase II Assessment indicates the existence of any condition or matter not satisfactory or acceptable to Acquiror with respect to which it is reasonably likely that the cost set forth in the Phase II Assessment(s) of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities relating to the Recognized Environmental Condition(s) or other conditions which resulted in the Phase II Assessment would exceed $500,000 in the case of any one parcel of Owned Real Property or $1,000,000 in the case of all Owned Real Property.

          6.2 Fee. (a) Company must immediately pay to Acquiror a cash termination fee of $9,750,000 if:

          (i) either Company terminates this Agreement pursuant to Section 6.1(d), Acquiror terminates this Agreement pursuant to Section 6.1(e), the required vote of Company stockholders is not obtained at the Company Meeting to adopt this Agreement or the Company Meeting is not held;

          (ii) prior to the time of the termination, an Acquisition Proposal is made to Company or its stockholders or is made publicly known or there has occurred a violation of the obligations under Section 4.3 or 4.4; and

          (iii) prior to the date that is fifteen months after such termination, either an Acquisition Proposal with respect to Company is consummated or a definitive agreement or letter of intent is entered into by Company with respect to an Acquisition Proposal.

          (b) Company must immediately pay to Acquiror a cash termination fee of $9,750,000 if Acquiror terminates this Agreement because Company recommends or endorses an Acquisition Proposal.

          (c) If Acquiror terminates this Agreement because the Board of Directors of Company does not continue to recommend that its stockholders adopt this Agreement, withdraws such recommendation or modifies or changes such recommendation in a manner adverse to the interests of Acquiror, then Company must immediately pay Acquiror $9,750,000.

          (d) In no event will the termination fees payable under this Agreement exceed $9,750,000 in the aggregate.

          6.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to
Section 6.1, (a) no party to this Agreement shall have any liability or further obligation to any other party hereunder; provided, however, termination will not relieve a breaching party from liability for any willful breach giving rise to such termination and (b) this Agreement shall forthwith be void and of no further legal effect, other than the provisions of Sections 4.7(b), 4.16 and 6.2, this Section 6.3 and Article VII.

                                   ARTICLE VII

                                  Miscellaneous

          7.1 Survival. Except for the agreements and covenants contained in Articles I and II, Sections 4.10, 4.11 and 4.12, and this Article VII, the representations and warranties, agreements and covenants contained in this Agreement shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.

          7.2 Modification or Amendment. Subject to applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

          7.3 Waiver of Conditions. The conditions to each party's obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party as a whole or in part to the extent permitted by applicable law. No waiver shall be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

          7.4 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and may be delivered by facsimile or other electronic means.

          7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware, without regard to the conflict of law principles of the State of Delaware.

          7.6 Notices. Except as set forth in Section 4.1(a), any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

To Acquiror or Acquiror Sub:                To Company:

KeyCorp                                     EverTrust Financial Group, Inc.
127 Public Square                           2707 Colby Avenue, Suite 600
Cleveland, Ohio 44114-1306                  Everett, Washington 98201
Attention:  Andrew Tyson                    Attention:  Thomas J. Gaffney
Facsimile:  216-689-3610                    Facsimile:  425-259-2844

with a copy to:                             with a copy to:

KeyCorp                                     Breyer & Associates PC
127 Public Square                           8180 Greensboro Drive
Cleveland, Ohio 44114-1306                  Suite 785
Attention: Daniel R. Stolzer                McLean, Virginia 22102
Facsimile: 216-689-5372                     Attention: John F. Breyer, Jr.
                                            Facsimile: 703-883-2511

and with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY  10004-2498
Attention:  Mitchell S. Eitel
Facsimile:  212-558-3588

          7.7 Entire Agreement, Etc. This Agreement (including the Company Disclosure Letter) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof and thereof, including but not limited to the Confidentiality Agreement in its entirety which shall hereby terminate, and this Agreement shall not be assignable by operation of law or otherwise (any attempted assignment in contravention of this Section 7.7 being null and void).

          7.8 Definition of "subsidiary" and "affiliate"; Covenants with Respect to Subsidiaries and Affiliates. (a) When a reference is made in this Agreement to a subsidiary of a Person, the term "subsidiary" means those other Persons that are controlled, directly or indirectly, by such Person within the meaning of Section 2(2) of the BHC Act. When a reference is made in this Agreement to an affiliate of a Person, the term "affiliate" means those other Persons that, directly or indirectly, control, are controlled by, or are under common control with, such Person.

          (b) Insofar as any provision of this Agreement shall require a subsidiary or an affiliate of a party to take or omit to take any action, such provision shall be deemed a covenant by Acquiror or Company, as the case may be, to cause such action or omission to occur.

          7.9 Interpretation; Effect. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          7.10 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto, any benefit, right or remedies except that the provisions of Section 4.12 shall inure to the benefit of the Persons referred to therein.

          7.11 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.11.


                        [next page is a signature page]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

                               KEYCORP



                               By: /s/  Daniel R. Stolzer
                                  -------------------------------------
                                  Name: Daniel R. Stolzer
                                  Title:   Senior Vice President and
                                           Deputy General Counsel



                               KC SUBSIDIARY, INC.



                               By: /s/  Daniel R. Stolzer
                                  -------------------------------------
                                  Name: Daniel R. Stolzer
                                  Title:   Secretary



                               EVERTRUST FINANCIAL GROUP, INC.



                               By: /s/  Michael B. Hansen
                                  -------------------------------------
                                  Name: Michael B. Hansen
                                  Title:   Chief Executive Officer

                                                                   APPENDIX B

          Section 13 of the Washington Business Corporation Act


23B.13.010  Definitions.  As used in this chapter:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

     (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

23B.13.020 Right to dissent. (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder's shares in exchange for cash or other consideration other than shares of the corporation; or

          (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

     (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

          (a) The proposed corporate action is abandoned or rescinded;

          (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

          (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

23B.13.030 Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder submits to the corporation the record shareholder's consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

          (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200 Notice of dissenters' rights. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters' rights that the action was taken and send them the notice described in RCW 23B.13.220.

23B.13.210 Notice of intent to demand payment. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

23B.13.220 Notice. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

     (2) The notice must be sent within ten days after the effective date of the corporate action, and must:

          (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

          (e) Be accompanied by a copy of this chapter.

23B.13.230 Duty to demand payment. (1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates, all in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

     (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder's shares under this chapter.

23B.13.240 Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

     (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250 Payment. (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

     (2) The payment must be accompanied by:

          (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b) An explanation of how the corporation estimated the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

          (e) A copy of this chapter.

23B.13.260 Failure to take action. (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270 After-acquired shares. (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

23B.13.280 Procedure if shareholder dissatisfied with payment or offer. (1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

          (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

          (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

          (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

23B.13.300 Court action. (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

     (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310 Court costs and counsel fees. (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280;

          (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                                                    APPENDIX C

                        KEEFE, BRUYETTE & WOODS, INC.
                       SPECIALISTS IN FINANCIAL SERVICES

                      211 BRADENTON AVE. DUBLIN, OH  43017

    PHONE                                                            FAX
 614-766-8400                                                    614-766-8406


AUGUST 20, 2004

Board of Directors
EverTrust Financial Group, Inc.
2707 Colby Ave., Suite 600
Everett, WA 98201

Dear Board Members:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of EverTrust Financial Group, Inc. ("EverTrust"), of the consideration to be paid to EverTrust shareholders in the merger (the "Merger") between EverTrust and KeyCorp, a Delaware corporation ("Key"). We have not been requested to opine as to, and our opinion does not in any manner address, EverTrust's underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Merger, dated June 24, 2004, by and among EverTrust and Key (the "Agreement"), at the effective time of the Merger, Key will acquire all of EverTrust's issued and outstanding shares of common stock. EverTrust shareholders will receive $25.6016 in cash per share.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by EverTrust, including (i) the Agreement (ii) Annual Reports for the years ended March 31, 2002, 2003 and 2004 (iii) Proxy Statements for the years ended March 30, 2002, 2003 and 2004 (iv) unaudited financial statements for the quarter ended June 30, 2004 (v) and other information we deemed relevant. We also discussed with senior management and directors of EverTrust, the current position and prospective outlook for EverTrust. We reviewed financial and stock market data of other savings institutions and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

Board of Directors
EverTrust Financial Corporation
August 20, 2004
Page 2

For Key, we reviewed (i) Annual Reports for the years ended December 31, 2001, 2002 and 2003, (ii) unaudited financial statements for the quarters ended March 31, 2004 and June 30, 2004 (iii) and other information we deemed relevant. We also discussed with members of the senior management team of Key, the current position and prospective outlook for Key.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by EverTrust and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from EverTrust, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of EverTrust's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of EverTrust. We have further relied on the assurances of management of EverTrust that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to Key or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to EverTrust in connection with the Merger and will receive a fee for such services. In addition, EverTrust has agreed to indemnify us for certain liabilities arising out of our engagement by EverTrust in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be paid by Key in the Merger is fair, from a financial point of view, to the stockholders of EverTrust.

Board of Directors
EverTrust Financial Corporation
August 20, 2004
Page 3

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of EverTrust used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of EverTrust in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette, & Woods, Inc.

                                 REVOCABLE PROXY
                         EVERTRUST FINANCIAL GROUP, INC.
------------------------------------------------------------------------------

                       SPECIAL MEETING OF SHAREHOLDERS
                              SEPTEMBER 23, 2004

------------------------------------------------------------------------------

     The undersigned hereby appoints Michael B. Hansen and Michael R. Deller as the official Proxy Committee of the Board of Directors with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of common stock of EverTrust which the undersigned is entitled to vote at a special meeting of shareholders, to be held at the Monte Cristo Ballroom located at 1507 Wall Street, Everett, Washington, on Thursday, September 23, 2004, at 9:00 a.m., local time, and at any and all adjournments thereof, as follows:

                                                   FOR     AGAINST    ABSTAIN
1. MERGER AGREEMENT:  To approve the Agreement     [ ]       [ ]        [ ]
   and Plan of Merger dated June 24, 2004 among
   KeyCorp, KC Subsidiary, Inc. and EverTrust
   Financial Group, Inc., which provides, among other things, for the acquisition of EverTrust
   Financial Group, Inc. by KeyCorp.

2. ADJOURNMENT:  To approve the adjournment of     [ ]       [ ]        [ ]
   the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Agreement and Plan of Merger referenced above.




 The Board of Directors recommends a vote "FOR" each of the above proposals.


------------------------------------------------------------------------------
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED ON A SIGNED, DATED AND RETURNED PROXY, THIS PROXY WILL BE VOTED FOR THE PROPOSITIONS STATED. THIS PROXY CARD WILL ALSO BE USED TO PROVIDE VOTING INSTRUCTIONS TO THE TRUSTEE FOR ANY SHARES OF EVERTRUST COMMON STOCK ALLOCATED BY EVERTRUST TO PARTICIPANTS UNDER THE EVERTRUST BANK EMPLOYEE STOCK OWNERSHIP PLAN. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
------------------------------------------------------------------------------

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     Should the undersigned be present and elect to vote at the special meeting or at any adjournment thereof and after notification to the Secretary of EverTrust at the special meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

     The undersigned acknowledges receipt from EverTrust prior to the execution of this proxy of notice of the special meeting, and proxy statement dated August 20, 2004.


Dated:                    , 2004
       -------------------



----------------------------------      -------------------------------------
PRINT NAME OF SHAREHOLDER               PRINT NAME OF SHAREHOLDER




----------------------------------      -------------------------------------
SIGNATURE OF SHAREHOLDER                SIGNATURE OF SHAREHOLDER



Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.


------------------------------------------------------------------------------
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.
------------------------------------------------------------------------------